UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)
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THE ENSIGN GROUP, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

WHEN À	WHERE	WHO CAN VOTE	RECORD DATE

Thursday, May 28, 2020	Service Center	Owners of Ensign's issued and outstanding common stock as of the close of business on the record date.	April 3, 2020
at 10:00 a.m. PDT	29222 Rancho Viejo Rd Suite 127, San Juan Capistrano, California 92675

Items of Business
1	Election of three nominees named in the proxy statement to serve on Ensign's Board of Directors	☑	FOR each director nominee	›	See pg 6
2	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2020	☑	FOR	›	See pg 17
3	Advisory approval of the Company's named executive officer compensation	☑	FOR	›	See pg 32
Any other business which may properly come before the Annual Meeting or any adjournment or postponement. In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to questions of general interest to shareholders.

We intend to hold our 2020 Annual Meeting of Shareholders in person with the current restrictions on ten or less people. However, we are actively monitoring the public health and travel concerns of our stockholders and employees in light of COVID-19 (Coronavirus), as well as the related protocols that federal, state and local governments may impose. As part of our precautions, we are considering the possibility of changing the location of the 2020 Annual Meeting of Shareholders and/or holding a virtual meeting by means of remote communication. We will announce any alternative arrangements for the 2020 Annual Meeting of Shareholders as promptly as practicable.

How To Vote
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS

Ensign’s Proxy Statement for the 2020 Annual Meeting of Shareholders (the “Proxy Statement”) and 2019 Annual Report on Form 10-K (the “2019 Form 10-K”) are available at www.proxyvote.com.

Your vote is important. Please vote as soon as possible by one of the methods shown below. Be sure to have your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials in hand and follow the below instructions:

By Internet	:	You can vote your shares online at www.proxyvote.com

By Phone	(	You can vote your shares by calling 800-690-6903

By Mail	-	Complete, sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided
Date of Mailing
April 17, 2020		Our intended date to mail a Notice of Internet Availability of Proxy Materials.
In accordance with rules and regulations adopted by the Securities and Exchange Commission (the "SEC"), we have elected to furnish our proxy materials to shareholders by providing access to the materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the Internet Availability Notice) has been mailed to the majority of our shareholders, while other shareholders have instead received paper copies of the documents accessible on the Internet. It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. If you are the registered holder of your shares and are viewing the Proxy Statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Internet Availability Notice previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the Proxy Statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means that your shares are held of record by a broker, bank or other nominee, you should review the Internet Availability Notice used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the Annual Meeting.
THE ENSIGN GROUP, INC.
BY ORDER OF THE BOARD OF DIRECTORS
BARRY R. PORT
PRESIDENT AND CHIEF EXECUTIVE OFFICER
San Juan Capistrano, California
Dated: April 17, 2020

2 Ensign Group

PROXY STATEMENT
We are pleased to take advantage of SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we sent to the majority of our shareholders a Notice of Internet Availability of Proxy Materials or "Internet Availability Notice" regarding the Internet availability of the proxy materials. Other shareholders were instead sent paper copies of the proxy materials accessible on the Internet. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found on the Internet Availability Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by going to www.proxyvote.com and following the instructions. A shareholder’s election to receive proxy materials by mail or e-mail will remain in effect until the shareholder elects otherwise.

The enclosed Proxy Statement is solicited by the Board of Directors (the "Board") of The Ensign Group, Inc., ("Ensign") a Delaware corporation, for use at the 2020 Annual Meeting of Shareholders. Our principal executive offices are located at 29222 Rancho Viejo Road, Suite 127, San Juan Capistrano, California 92675. This proxy statement is first being made available to shareholders on or about April 17, 2020. When used in this Proxy Statement, the terms “we,” “us,” “our,” or the “Company” refer to The Ensign Group, Inc. and its consolidated subsidiaries; however, The Ensign Group, Inc. is a holding company and each of the affiliated operations and operating subsidiaries referenced herein is operated by a separate, wholly-owned independent operating subsidiary that has its own management, employees and assets. The use of “we,” “us,” “our” and similar words in this Proxy Statement is not meant to imply that any or all of these operations are operated by the same entity or that The Ensign Group, Inc. operates any of the businesses conducted by its subsidiaries.

The expenses of preparing, assembling, printing and mailing the Internet Availability Notice, this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the Internet and the mail and may be solicited by our officers, directors and employees in person or by telephone, email or facsimile. They will not receive additional compensation for this effort. We do not anticipate paying any compensation to any other party for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners. The Company may retain the services of a proxy solicitation firm if, in the Board's view, it is deemed necessary or advisable. Although the Company does not currently expect to retain such a firm, it estimates that the fees of such firm could be up to $20,000, plus out-of-pocket expenses, all of which would be paid by the Company.

Any shareholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Subject to revocation, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Annual Meeting in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendation of the Board.
Voting Securities and Vote Required
Holders of record of Ensign's Common Stock at the close of business on April 3, 2020 will be entitled to vote at the Annual Meeting. On that date, 53,665,746 shares of the Company's common stock were issued and outstanding. Each share of common stock is entitled to one vote on every matter submitted to the shareholders at the Annual Meeting. In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of the Common Stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Proposal 1: Election of the Class I director nominees will require the affirmative approval of a majority of the votes cast with respect to each director's election. A majority of votes cast with respect to a director's election meant that the number of votes cast "FOR" a director's election exceeds the number of votes cast "AGAINST" that director's election, with abstentions and broker non-votes not counted as a vote cast either "FOR" or "AGAINST" that director's election. Unless instructed to the contrary, the shares represented by proxies will be voted FOR the election of the Class I director nominees.

Proposals 2 and 3: The proposals referenced will require the affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. In determining whether each proposal has received the requisite number of affirmative votes, abstentions will be counted as shares entitled to vote and will have the same effect as votes against the proposals. Broker non-votes, however, will be treated as not entitled to vote for purposes of determining approval of such proposals and will not be counted as votes for or against such proposals. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Properly executed, unrevoked proxies will be voted FOR Proposals 2 and 3 unless a vote against such proposals or abstention is specifically indicated in the proxy.

Your vote is very important. Accordingly, whether or not you plan to attend the Annual Meeting in person, you should vote by using one of the methods described in the Internet Availability Notice. You may vote your shares at the Annual Meeting by attending and voting in person, by voting via the Internet or by telephone as described in the Internet Availability Notice, or by having your shares represented at the Annual Meeting by a valid proxy.

4 Ensign Group

If your shares are not registered directly in your name (e.g. you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions detailed on the notice or voting instruction form you receive from your broker or other nominee. If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “shareholder of record.” In that case, either the Internet Availability Notice or the Notice of Annual Meeting, this Proxy Statement and our 2019 Form 10-K have been sent directly to you.

Please note that you cannot vote your shares by filling out and returning the Internet Availability Notice. The Internet Availability Notice does, however, include instructions on how to vote your shares.

COMPANY'S UPDATES

Executive and Director Changes

Effective May 2019, Roy E. Christensen, former Chairman of the Board, was appointed to Chairman Emeritus, and Christopher R. Christensen, former President and Chief Executive Officer, was appointed Executive Chairman and Chairman of the Board. Barry R. Port, former Chief Operating Officer of Ensign Services, Inc., became the Chief Executive Officer. In addition, Spencer W. Burton, former President of our subsidiary, Pennant Healthcare, Inc., became the President and Chief Operating Officer of Ensign Services, Inc. Suzanne Snapper, our Chief Financial Officer since August 2009, was appointed as Chief Financial Officer and Executive Vice President. Lastly, Chad Keetch, our Executive Vice President and Secretary since June 2014, was appointed Chief Investment Officer, Executive Vice President & Secretary.

Spin-Off of Subsidiary

On October 1, 2019, we completed the previously announced separation of our transitional and skilled nursing services, ancillary businesses, home health and hospice operations and substantially all of our senior living operations into two separate, publicly traded companies ("Spin-Off"). The Spin-Off was completed through a tax-free distribution of all of the outstanding shares of common stock of The Pennant Group, Inc. ("Pennant") to the stockholders of Ensign on a pro rata basis. Ensign stockholders received one share of Pennant common stock for every two shares of Ensign common stock held at the close of business on September 20, 2019, the record date for the Spin-Off. The number of shares of Ensign common stock that each stockholder owns and each stockholder's related proportionate interest in Ensign did not change as a result of the Spin-Off. Each Ensign stockholder received only whole shares of Pennant common stock in the distribution, as well as cash in lieu of any fractional shares. The Spin-Off was effective from and after October 1, 2019, with shares of Pennant common stock distributed on October 1, 2019.

Effective at the time of the consummation of the Spin-Off, all holders of the Company's restricted stock awards on the date of record for the Spin-Off, received Pennant restricted stock awards consistent with the distribution ratio, with terms and conditions substantially similar to the terms and conditions applicable to the Company's restricted stock awards. For purposes of the vesting of these equity awards, continued employment or service with Ensign or with Pennant is treated as continued employment for purposes of both Ensign's and Pennant's equity awards and the vesting terms of each converted grant remained unchanged. Also, effective with the Spin-Off, the holders of the Company's stock options on the date of record received stock options consistent with a conversion ratio that was necessary to maintain the pre Spin-Off intrinsic value of the options. The stock options terms and conditions are based on the preexisting terms in the 2017 Omnibus Incentive Plan (the "2017 Plan"), including nondiscretionary antidilution provisions. In order to preserve the aggregate intrinsic value of the Company's stock options held by such persons, the exercise prices of such awards were adjusted by using the proportion of the Pennant closing stock price to the total Company closing stock prices on the distribution date. All of these adjustments were designed to equalize the fair value of each award before and after Spin-Off.

Long-Term Incentive Plan

On August 27, 2019, the Board approved the Long-Term Incentive Plan (The 2019 LTI Plan). The 2019 LTI Plan provides that certain employees of the Company and Pennant who assisted in the consummation of the Spin-Off were granted shares of restricted stock upon the successful completion of the Spin-Off. The 2019 LTI Plan provides for the issuance of 500,000 shares of Pennant restricted stock. The shares are vested in equal annual amounts of 20% over a five year periods on each anniversary of the grant date. If a recipient is terminated or voluntarily leaves the Company, all shares subject to restriction or not yet vested shall be entirely forfeited.

5 Ensign Group

CORPORATE GOVERNANCE
We are committed to continually enhancing our strong corporate governance practices, which we believe helps us sustain our success and build long-term value for our shareholders. Our Board sets high standards for our employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board to serve as a prudent fiduciary for shareholders and to oversee the management of the Company's business. Our governance structure enables independent, experienced and accomplished directors to provide advice, insight, guidance and oversight to advance the interests of the Company and our shareholders.

Our amended and restated certificate of incorporation (our "Certificate of Incorporation") provides for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms and each class as nearly equal in number as possible as determined by our Board. As a result, a portion of our Board will be elected each year.

Proposal 1:
Election of Directors

Recommendation of the Board:	FOR each director nominee	✓
Upon the recommendation of the Nominating and Corporate Governance Committee, our Board, including its independent directors, selected and approved Mr. Roy E. Christensen, Mr. Barry M. Smith and Ms. Swati B. Abbott as nominees for election as Class I directors, the class being elected at the Annual Meeting. Each nominee is to serve for a term of three years, expiring at the 2023 annual meeting of shareholders or until his or her successor is duly appointed or elected and qualified or until his or her earlier death, resignation or removal. We are not aware of any arrangements or understandings between the director nominees and any other person pursuant to which such persons were selected as a director nominee.

Messrs. Roy E. Christensen and Barry M. Smith and Ms. Swati B. Abbott currently serve as members of our Board, and have agreed to serve if elected. In the event the nominees named herein are unable to serve or decline to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees. This proxy cannot be voted for a greater number of persons than three.

			Committee Membership
Name	Age	Director Since	Board of Directors	Audit Committee	Quality Assurance and Compliance	Nominating and Corporate Governance	Compensation	Special
Roy E. Christensen	86	1999	✓
Barry M. Smith	66	2014	✓		✓	Chair	✓	Chair
Swati B. Abbott	56	2020	✓	✓	✓

Background information regarding the nominees and all other directors as of March 31, 2020, including some of the attributes that led to their selection, appears below. In addition, the Board firmly believes that the experience, attributes, and skills of any single director nominee should not be viewed in isolation, but rather in the context of the experience, attributes, and skills that all director nominees bring to the Board as a whole, each of which contributes to the function of an effective Board.

Determinations Regarding Director and Nominee Independence
The Company's common stock is listed on the NASDAQ Global Select Market. The NASDAQ Listing Rules require that a majority of the members of a listed company’s board of directors qualify as “independent”. After review of all of the relevant transactions or relationships between each director (and his or her family members) and us, our senior management and our independent registered public accounting firm, our Board has affirmatively determined that each of Dr. Ann S. Blouin, Ms. Swati B. Abbott, and Messrs. Daren J. Shaw, Lee A. Daniels and Barry M. Smith are "independent" within the meaning of the applicable NASDAQ Listing Rules.

Further, each member of our Board serving on our Audit Committee, Compensation and Nominating Committee and Corporate Governance Committee is “independent” within the meaning of the applicable NASDAQ Listing Rules and, as applicable, the Securities Exchange Act of 1934, as amended the Exchange Act.

6 Ensign Group

NOMINEES AND DIRECTORS

The following biographical information sets forth certain information with respect to the nominees for election as well as the continuing directors whose terms expire at the annual meeting of shareholders in 2021 and 2022. The information is current as of March 31, 2020. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on our Board in light of our business.

Nominees for Election to the Board of Directors

Roy E. Christensen	AGE	DIRECTOR SINCE
Co-founder and Chairman Emeritus	86	1999
Experience
Mr. Christensen has served as our Chairman of the Board since 1999. On May 30, 2019, Mr. Christensen began serving as our Chairman Emeritus. He served as our Chief Executive Officer from 1999 to April 2006. He is a 58-year veteran of the long-term care industry and was founder and Chairman of both Beverly Enterprises, Inc., a healthcare company, and GranCare, Inc. (which later merged into Mariner Post-Acute Network, Inc.) a healthcare company. In 1994, he founded Covenant Care, Inc., a long-term care company, and served as its Chairman and Chief Executive Officer from 1994 to 1997. He was Chairman of GranCare, Inc. from 1988 to 1993, and Chief Executive Officer of GranCare, Inc. from 1988 to 1991. He was a member of President Nixon’s Healthcare Advisory Task Force on Medicare and Medicaid, and spent four years as a member of the Secretary of Health, Education and Welfare’s Advisory Task Force during the Nixon administration. We believe that Mr. Christensen’s extensive experience in the skilled nursing industry and his proven leadership and business skills support the conclusion that he should serve as one of our directors. Mr. Christensen is the father of our Chairman of the Board, Christopher R. Christensen.

Barry M. Smith	AGE	DIRECTOR SINCE	COMMITTEES
Director	66	2014	Quality Assurance & Compliance, Compensation, Nominating & Corporate Governance (Chair) and Special Committee (Chair)
Experience
Mr. Smith has served as a member of our Board since 2014. He most recently served as Chairman and Chief Executive Officer of Magellan Health, Inc., the nation’s largest provider of behavioral health services and a leading national provider of radiology benefit management services, specialty pharmacy and prescription benefit management services, since 2013. He retired from Magellan at the end of 2019. He founded and served as Chairman, President and Chief Executive Officer of VistaCare, Inc., a national provider of hospice services, from 1996 to 2002, and he served as Chairman of VistaCare in 2003. From 1990 through 1995, Mr. Smith served as Chairman and Chief Executive Officer of Value Rx, Inc., which was then one of the country’s largest pharmacy benefit management companies and, prior to that, served as vice president of operations for PCS Health Systems, also a pharmacy benefit management firm. We believe Mr. Smith’s extensive experience as a proven and experienced leader in numerous healthcare businesses that are closely related to our businesses and his valuable strategic and other management insights support the conclusion that he should serve as one of our directors.

Swati B. Abbott	AGE	DIRECTOR SINCE	COMMITTEES
Director	56	2020	Audit Committee and Quality Assurance & Compliance
Experience
Ms. Abbott has served as a member of our Board since January 2020. Ms. Abbott currently serves as the President and Chief Executive Officer of Health Intelligence Company LLC, doing business as Blue Health Intelligence, a healthcare data and analytics company, a position that she has held since 2011. Prior to joining Blue Health Intelligence, Ms. Abbott served as the president of MEDai, Inc., an industry leader in predictive analytics, prior to its acquisition by Reed Elsevier in 2008. She also served as Managing Director for the Medical Management Strategic Business Unit at ViPS. She currently serves as a director of Prognos, Inc., a private healthcare data analytics company, and Magellan Health Inc. (NASDAQ: MGLN), a for-profit managed health care company, focused on special populations, complete pharmacy benefits and other specialty areas of healthcare. We believe that Ms. Abbott's extensive experience and leadership in the healthcare services industry supports the conclusion that she should serve as one of our directors.

Continuing Members of the Board of Directors

Class II Directors with Terms Ending at the 2021 Annual Meeting of Shareholders

7 Ensign Group

Christopher R. Christensen	AGE	DIRECTOR SINCE	COMMITTEES
Co-founder, Executive Chairman and Chairman of the Board	51	Formation in 1999	Quality Assurance and Compliance
Experience
Mr. Christensen has served as our President since 1999 and Chief Executive Officer since April 2006. On May 30, 2019, Mr. Christensen began serving as our Executive Chairman and the Chairman of the Board. Mr. Christensen has served as a member of our Board since the formation of the Company in 1999, has overseen the company and its growth since its inception. Prior to the formation of Ensign, Mr. Christensen served as acting Chief Operating Officer of Covenant Care, Inc., a California-based provider of long-term care. Mr. Christensen also served on the board of directors of CareTrust REIT from June 2014 to April 2015. We believe that Mr. Christensen’s important role in the history and management of our company and its affiliates and his leadership and business skills, support the conclusion that he should serve as one of our directors. Mr. Christensen is the son of our Chairman Emeritus, Mr. Roy E. Christensen.

Daren J. Shaw	AGE	DIRECTOR SINCE	COMMITTEES
Director	63	2012	Audit (Chair), Compensation, Nominating and Corporate Governance and Special Committee
Experience
Mr. Shaw has served as a member of our Board since March 2012. Mr. Shaw has served for more than 33 years in leadership capacities with several financial services firms. In 2019, he retired as a Managing Director of the Investment Banking Group at D.A. Davidson & Co., a middle-market full-service investment banking firm. While at D.A. Davidson & Co., Mr. Shaw served on the Senior Management Committee and board of directors and served as the lead investment banker in a wide variety of transactions, including public stock offerings, private placements, and mergers and acquisitions. Previously, Mr. Shaw served for 12 years with Pacific Crest Securities, in various roles, including Managing Director. Mr. Shaw also serves as a member of the board of directors of Profire Energy, Inc. (NASDAQ: PFIE), and on the investment committee of Tingey Investment Advisors, a registered investment advisory firm. Mr. Shaw's previous leadership positions at numerous investment banking firms provides him with valuable financial understanding, and supports his role as Chair of our Audit Committee. We believe that Mr. Shaw’s extensive experience and leadership in the financial services industry supports the conclusion that he should serve as one of our directors.

Class III Directors with Terms Ending at the 2022 Annual Meeting of Shareholders

Barry R. Port	AGE	DIRECTOR SINCE	COMMITTEES
Chief Executive Officer and Director	45	2019	Quality Assurance and Compliance
Experience
Mr. Port has served as our Chief Executive Officer since May 2019. He has concurrently served as a member of our Board since May 2019. From January 2012 to May 2019, Mr. Port served as the Chief Operating Officer of our wholly-owned subsidiary, Ensign Services, Inc., which provides consulting and management services to our skilled nursing and senior living operations. He previously served as the President of our subsidiary, Keystone Care, Inc., which supervised the operations of facilities in Texas, from March 2006 to December 2011. Prior to 2006, he served as the Chief Executive Officer at our Bella Vita Health and Rehabilitation Center (formerly Desert Sky Health and Rehabilitation Center), a skilled nursing and assisted living campus in Glendale, Arizona from March 2004 to March 2006. Mr. Port holds a Bachelor's Degree from Brigham Young University in Exercise Physiology, a Master's Degree in Business Administration and a Master's Degree in Health Administration both from the W.P. Carey School of Business at Arizona State University. We believe that Mr. Port's important role in the management of our company and its affiliates and his leadership and business skills, support the conclusion that he should serve as one of our directors.

8 Ensign Group

Lee A. Daniels	AGE	DIRECTOR SINCE	COMMITTEES
Director	63	2013	Audit, Compensation (Chair) and Special Committee
Experience
Mr. Daniels has served as a member of our Board since June of 2013. Mr. Daniels is currently a professor of International Business and Marketing at the Marriott School of Management at Brigham Young University (BYU) where he has been teaching since 2004. Prior to joining the faculty at BYU, Mr. Daniels spent 25 years working in international business in more than 30 countries. Most recently, Mr. Daniels served as the Chief Executive Officer and Managing Partner of Daniels Capital, LLC, an investment company that made real estate investments. He was also President of Newbridge Capital, Japan, one of the largest private equity funds in Asia, from 2001 to 2004, President and Representative Director of Jupiter Telecommunications Co., Ltd., the largest cable TV, internet and telephone company in Japan; and Chief Executive Officer of Titus Communications from 1998 to 2000. Mr. Daniels spent the majority of his career at AT&T, where he served as President and Chief Executive Officer of AT&T Japan Ltd. from 1994 to 1998 and concurrently served as the Chairman of JENS, one of the first internet service providers in Japan. Mr. Daniels has also served on numerous board of directors in Japan and the United States, including Raser Technologies, Inc. and The US Travel Industry Association. He was also Chairman of the Board of the American International School in Japan from 1999 to 2004. Mr. Daniels earned a B.S. degree in Business Management from BYU, a Master’s Degree in International Business from Sophia University in Japan and completed the Executive Development Program at the J.L. Kellogg School of Management at Northwestern University. We believe that Mr. Daniels’ extensive management and board experience and his proven leadership and business capabilities support the conclusion that he should serve as one of our directors.

Ann S. Blouin, Ph.D, RN	AGE	DIRECTOR SINCE	COMMITTEES
Director	67	2018	Quality Assurance and Compliance, and Nominating and Corporate Governance
Experience
Dr. Blouin has served as a member of our Board since November 2018. Dr. Blouin recently retired from her position as Executive Vice President of Customer Relations and previous position as Executive Vice President of Accreditation and Certification Operations at The Joint Commission where she provided leadership in aligning the strategic and operating goals of the organization with its client base. With more than 30 years of health care administration, consulting and clinical nursing experience, Dr. Blouin has held key senior leadership positions at community teaching hospitals and academic medical centers. While serving in key leadership roles with the consulting firms of Deloitte & Touche, LLP, Ernst & Young Global Limited, Cap Gemini SE and Huron Consulting Group, she worked with multiple health systems across the United States and Canada to help them improve operating cost efficiency and effectiveness, revenue management, care coordination, and quality and patient safety. Dr. Blouin is currently serving as President of PSQ Advisory, working with boards and senior leadership to deliver strategic guidance on patient care quality and safety America's health systems. In addition, Dr. Blouin also serves on the Institute for Healthcare Improvement Board of Directors and as an editorial advisor for the Journal of Nursing Administration. Dr. Blouin is an Assistant Professor at Loyola University of Chicago. Dr. Blouin earned her Doctor of Philosophy (PhD) in Nursing Sciences and Master Degree in Business Administration (MBA) from the University of Illinois at Chicago. Dr. Blouin received her Master of Science in Nursing (MSN) from Loyola University of Chicago, and Bachelor of Science in Nursing (BSN) from Lewis University in Romeoville, Illinois. We believe that Dr. Blouin’s extensive experience and leadership supports the conclusion that she should serve as one of our directors.

BOARD STRUCTURE AND PRACTICES
Our Executive Chairman and Chairman of the Board, Christopher R. Christensen, is one of the Company's founders and is the former Chief Executive Officer. The role of the Chairman is to provide governance and leadership to the Board, including helping to organize the Board's work and ensuring that its members have accurate and timely information to effectively carry out their responsibilities.

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based upon the position and direction of the Company and the membership of the Board. The Board has determined that having the Company's Chief Executive Officer not serve as Chairman is in the best interest of the Company's shareholders at this time. However, the Board has determined that having the Company's former Chief Executive Officer serve as the Chairman is the best use of the former Chief Executive Officer's extensive knowledge of the Company and its industry, and serves to foster greater communication between the Company's management and the Board.

9 Ensign Group

Below are some highlights of our corporate governance practices:

Board Structure and Practices		Board's Role in Risk Oversight
w	Each of our Board members is elected at least every three years.	w	Our Board actively oversees the Company's risk and enterprise-wide risk management process in a way that balances managing risks while enhancing the long-term value of the Company for the benefit of the shareholders.
w	We have majority voting for our director elections.
w	Five of our Board members are independent, in accordance with NASDAQ Listing Rules and our Corporate Governance Guidelines.	w	Our Board focuses on effective risk oversight to set the Company's tone and culture towards effective risk management by developing and establishing a mutual understanding with management of the Company's risk philosophy and overall appetite for risk.
w	We have adopted a process to enable shareholders to nominate directors in accordance with our Bylaws.	w	Our Board is actively involved with management assessment of existing risk management processes and how management identifies, assesses and manages the Company's most significant risk exposures. Our Board expects frequent updates from management about the Company's most significant risks so as to enable it to evaluate whether management is responding appropriately.
w	Our independent directors meet frequently in executive session.
		w	Our Board is actively engaged in managing talent and long-term succession planning for executives.

Our Board relies on each of its sub-committees (the "Board Committees") to help oversee the risk management responsibilities relating to the functions performed by such Board Committees. Each of the Board Committees is required to make regular reports of its actions and communicate any recommendations to the Board, including recommendations to assist the Board with its overall risk oversight function.

†Our Audit Committee periodically discusses with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.
†Our Compensation Committee helps the Board to identify the Company's exposure to any risks potentially created by our compensation programs and practices. For a further discussion of how the Compensation Committee helps mitigate this risk, see the section titled "Compensation Discussion and Analysis - Compensation Policy and Objectives" below.
†Our Nominating and Corporate Governance Committee as well as our Quality Assurance and Compliance Committee oversee risks relating to the Company's policies and assist the Board and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law.

Engaging with Our Shareholders
Management and directors engage with our shareholders throughout the year in a variety of forums. Our interactions cover a broad range of governance and business topics, including proxy access, board elections, compensation practices, peer group composition and business strategy. Our engagement activities and meaningful exchanges to which we have been exposed provide us with a valuable understanding of our shareholders' perspectives and an opportunity to share views with them. We look forward to maintaining an open line of dialogue with our shareholders.

We encourage you to visit the Corporate Governance area of the "Investor Relations" section of our website (http://investor.ensigngroup.net/corporate-governance) where you will find detailed information about our corporate governance practices and policies including our Nominating and Corporate Governance Committee Charter.

The Company's Director Nomination Process

Our Nominating and Corporate Governance Committee oversees the director nomination process. This committee is responsible for assisting the Board in establishing minimum qualifications for director nominees, including qualities and skills that members of our Board are expected to possess. Under our Nominating and Corporate Governance Committee charter, which is available at our website at www.investor.ensigngroup.net/corporate-governance, these criteria include the candidate's personal and professional integrity, the candidate's financial literacy or other professional or business experience relevant to an understanding of the Company and its business, the candidate's demonstrated ability to think and act independently and with sound judgment, and the candidate's ability to be effective, in conjunction with other members or nominees of the Board in collectively serving the long-term interests of the Company and its shareholders. Our Nominating and Corporate Governance Committee identifies and evaluates individuals qualified to become members of our Board. Our Nominating and Corporate Governance Committee then recommends that our Board select the director nominees for the election at the next annual meeting of shareholders, or to fill vacancies on our Board of Directors occurring between annual meetings of shareholders.

We believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board. Our Nominating and Corporate Governance Committee charter requires that the committee consider each candidate's qualities and skills and our
10 Ensign Group

Nominating and Corporate Governance Committee considers each candidate's background, race, ethnicity, gender, ability, judgment, skills and experience in the context of the needs and current make up of the Board when evaluating director nominees. In addition, the Nominating and Corporate Governance Committee are also committed to actively seek women and minority candidates for the pool from which Board candidates are chosen. The Board believes it is important for each member of the Board to possess skills and knowledge in the areas of leadership of large, complex organizations, finance, strategic planning, laws and regulations, government relations and relevant industries, especially the healthcare and skilled nursing industries. These considerations help the Board as a whole to have the appropriate mix of diversity, characteristics, skills and experiences for the optimal functioning of the Board of Directors in its oversight of our Company. As part of its periodic self-assessment process, the Nominating and Corporate Governance Committee reviews and evaluates its performance, including overall composition of the Board and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of our Company. The Nominating and Corporate Governance Committee considers all of the criteria described above, including the candidate's diversity, in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.
The Nominating and Corporate Governance Committee will consider nominees for the Board recommended by shareholders who meet the eligibility requirements for submitting shareholder proposals for inclusion in the Company's next proxy statement. If an eligible shareholder wishes to recommend a nominee, he or she should submit such recommendation in writing to the Chair, Nominating and Corporate Governance Committee, care of the Secretary of the Company, Chad A. Keetch, The Ensign Group, Inc., 29222 Rancho Viejo Road, Suite 127, San Juan Capistrano, California 92675, by the deadline for shareholder proposals set forth in the Company's last proxy statement, specifying the required information set forth in the Nominating and Corporate Governance Committee charter. All such recommendations will be brought to the attention of the Nominating and Corporate Governance Committee, and the Nominating and Corporate Governance Committee shall evaluate such director nominees in accordance with the same criteria applicable to the evaluation of all director nominees.
General Nomination Right of All Shareholders.   Any shareholder may nominate one or more persons for election as a director at an annual meeting of shareholders if the shareholder complies with the notice, information and consent provisions contained in our amended and restated bylaws (our "Bylaws"). In order for a shareholder's director nomination to be timely, the shareholder must deliver written notice to our secretary not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that no annual meeting of shareholders was held in the previous year or the annual meeting of shareholders is called for on a date that is not within 30 days of such anniversary date, notice by the shareholder must be so received no earlier than the close of business on the 90th day prior to such annual meeting of shareholders and not later than the close of business on the 60th day prior to such annual meeting of shareholders, or not later than the close of business on the 10th day following the date on which public disclosure of the date of the annual meeting of shareholders was made by the corporation, whichever occurs first. Such notification must contain the written consent of each proposed nominee to serve as a director if so elected and all other information required in Section 3.02 of our Bylaws.
Committees of the Board of Directors and Related Matters
During fiscal year 2019, our Board had five standing Board Committees: the Compensation Committee, the Audit Committee, the Nominating and Corporate Governance Committee, the Quality Assurance and Compliance Committee and the Special Committee. The Board, upon recommendation of the Nominating and Corporate Governance Committee, makes Board Committee and Board Committee chair assignments annually at its meeting immediately preceding the annual meeting of shareholders, although further changes to committee assignments are made from time to time as deemed appropriate by the Board. The Board Committees, other than the Special Committee, operate pursuant to written charters, copies of which are available on our website at www.investor.ensigngroup.net/corporate-governance.
Attendance at Board, Committee and Annual Meetings

During the year ended December 31, 2019, our Board met six times. Each of the directors attended at least 75 percent of the meetings of our Board and the meetings of any of our Board Committees on which they served that were held during the term of each director. Our Board and the Board Committees also acted by way of various unanimous written consents during the year ended December 31, 2019. In addition, the Compensation Committee, the Audit Committee and the Board met, at times, without management present in executive session.
Although we do not have a formal policy regarding attendance by members of our Board at our Annual Meeting of Shareholders, we encourage our directors to attend. At the 2019 Annual Meeting, all eight members of the Board were in attendance and we expect that at least a majority of our Board will attend the 2020 Annual Meeting.

An overview of the current composition of each Board Committee is set forth below.
11 Ensign Group

Director	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee	Quality Assurance and Compliance Committee	Special Committee
Roy E. Christensen ª
Christopher R. Christensen «				●
Daren J. Shaw	●	C	●		●
Lee A. Daniels	C	●			●
Ann S. Blouin			●	C
Swati B. Abbott		●		●
Barry M. Smith	●		C	●	C
Barry R. Port				●
● Member
C Chair
ª Chairman Emeritus
« Chairman of the Board

COMPENSATION COMMITTEE

Committee Members	The primary functions of the Compensation Committee include:
Lee A. Daniels (Chair)	●	developing and reviewing policies relating to compensation and benefits;

Barry M. Smith	●	determining or recommending to our Board the cash and non-cash compensation of our executive officers;

Daren J. Shaw	●	evaluating the performance of our executive officers and overseeing management succession planning;

Number of Meetings in	●	administering or making recommendations to our Board with respect to the administration of our equity-based and other incentive compensation plans; and
Fiscal Year 2019:	●	overseeing the preparation of the Compensation Discussion and Analysis and the related Compensation Committee Report for inclusion in our annual proxy statement.
5

All members of the Compensation Committee are independent directors, as such term is defined in the NASDAQ Listing Rules. The Compensation Committee has not delegated any powers or authority to the Chief Executive Officer or any other executive officer of the Company in determining executive officer compensation. Our Compensation Committee previously retained the services of Willis Towers Watson, a national consulting firm, to assist in the development and validation of our executive compensation and incentive programs in 2016. The Compensation Committee used the same guidelines developed and validated in 2016 to establish the executive compensation and incentive program for 2019. For a discussion of the processes and procedures for determining executive and director compensation and the role of compensation consultants in recommending the amount or form of compensation, see the “Compensation Discussion and Analysis” section below.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Committee Members	The primary functions of the Nominating and Corporate Governance Committee include:
Barry M. Smith (Chair)	●	assisting the Board in establishing the minimum qualifications for a director nominee, including the qualities and skills that members of our Board are expected to possess;

Daren J. Shaw	●	management succession planning;

Ann S. Blouin	●	developing, assessing, and recommending corporate governance policies to our Board;

Number of Meetings in	●	selecting, or recommending that our Board selects, the director nominees for election at the next annual meeting of shareholders, or to fill vacancies on our Board occurring between annual meetings of shareholders; and
Fiscal Year 2019:	●	identifying and evaluating individuals qualified to become members of our Board, consistent with criteria approved by our Board and our Nominating and Corporate Governance Committee.
5

All members of the Nominating and Corporate Governance Committee are independent directors, as such term is defined in the NASDAQ Listing Rules.

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AUDIT COMMITTEE

Committee Members	The primary functions of the Audit Committee include:
Daren J. Shaw (Chair)	●	oversees the company's compliance programs and any legal or regulatory matters that may have a material impact on the Company's financial statements;

Lee A. Daniels	●	oversees portions of our code of ethics and business conduct that relate to the integrity of our financial reports.

Swati B. Abbott	●	oversees the functioning of our internal controls and oversees and participates in the resolution of internal control issues, where identified;

Number of Meetings in	●	reviews and approves our transactions with related persons;
Fiscal Year 2019:	●	pre-approving audit and permissible non-audit services to be performed by our independent accountants, and the fees to be paid in connection therewith;
5	●	oversees the engagement, replacement, compensation, qualifications, independence and performance of our independent auditors, and the conduct of the annual independent audit of our financial statements;
	●	oversees procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
	●	oversees the conduct of our financial reporting process and the integrity of our financial statements and other financial information provided by us to the public or any governmental or regulatory body;
	●	sets the "tone at the top" and emphasizes the importance of an environment that supports integrity in the financial reporting process;
	●	oversees processes for monitoring auditor independence;
	●	oversees implementation of new accounting standards;
	●	communicates with the outside auditor on matters related to the conduct of the audit and on critical audit matters expected to be described in the auditor's report; and
	●	reviews and understands non-GAAP measures, and related company policies and disclosure controls.

All members of the Audit Committee are independent directors, as such term is defined in the NASDAQ Listing Rules and Rule 10A-3 of the Exchange Act. Each member of our Audit Committee can read, and has an understanding of, fundamental financial statements. Our Board has determined that Mr. Shaw qualifies as an “Audit Committee financial expert” as that term is defined in the rules and regulations established by the SEC. This designation is a disclosure requirement of the SEC related to Mr. Shaw's experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Shaw any duties, obligations or liability that are greater than those generally imposed on him as a member of our Audit Committee and our Board, and his designation as an Audit Committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our Audit Committee or Board. Representatives of our independent registered public accounting firm and our internal financial personnel regularly meet privately with the Audit Committee and have unrestricted access to this committee.

QUALITY ASSURANCE AND COMPLIANCE COMMITTEE

Committee Members	The primary functions of the Quality Assurance and Compliance Committee include:
Ann S. Blouin (Chair)	●	causing our officers to respond, as appropriate, to compliance and quality control issues and to take effective corrective action;

Christopher R. Christensen	●	establishing a system for internal monitoring and auditing of compliance and quality control issues;

Swati B. Abbott	●	designating a corporate compliance officer, and functioning as the compliance committee to which such compliance officer reports;

Barry M. Smith	●	ensuring that means exist for the delivery of appropriate compliance training and education to the officers and employees of our several subsidiaries;

Barry R. Port	●	establishing lines of communication for escalating compliance and quality control issues to our Quality Assurance and Compliance Committee and our Board; and

Number of Meetings in	●	overseeing the promulgation, and the updating from time to time as appropriate, of a written corporate compliance program that substantially conforms to the Office of the Inspector General Program Guidance for Nursing Facilities, including written policies, procedures and standards of conduct, as well as disciplinary guidelines to assist officers and employees charged with direct enforcement responsibility.
Fiscal Year 2019:
4

All members of the Quality Assurance and Compliance Committee are independent directors, as such term is defined in the NASDAQ Listing Rules.

13 Ensign Group

SPECIAL COMMITTEE

Committee Members	The primary functions of the Special Committee include:
Barry M. Smith (Chair)	●	representing the Board's, the Company's and the shareholders' interests in addressing allegations made against the Company; and

Daren J. Shaw	●	retaining and working with independent legal counsel and other third-party consultants to facilitate its work.

Lee A. Daniels

Number of meetings in
Fiscal Year 2019:
8

In September 2010, the Board appointed a Special Committee consisting solely of “independent directors” as such term is defined in the NASDAQ Listing Rules. The Special Committee will dissolve at the time the Board determines that it is no longer necessary.

DIRECTOR COMPENSATION
In fiscal year 2019, our Chairman Emeritus received an annual retainer of $100,000. Our Executive Chairman and Chairman of the Board received an annual salary, which is disclosed in our Executive Compensation section. Each of our non-employee directors received an annual retainer of $30,000. In addition, each member of the Board Committees received the following retainers:

	Chair	Member
Committees	Retainer	Retainer
Audit	$30,000	$10,000
Quality Assurance and Compliance	30,000	6,000
Special	12,000	4,500
Nominating and Corporate Governance	12,000	2,000
Compensation	15,000	3,000

We do not compensate our non-employee directors other than for their service on our Board or Board Committees. Historically, we have compensated our non-employee Board members based upon what we considered to be fair compensation. Compensation for Board and Board Committee service is now partially based upon relevant market data that we obtain by reviewing director compensation by public companies in the skilled nursing industry. To establish board compensation, our Compensation Committee reviews the published director compensation information of other skilled nursing companies, including National Healthcare Corporation, Brookdale Senior Living Inc., LTC Properties, Inc. and Genesis Healthcare, Inc. Based on these reviews, the Compensation Committee sets its annual retainers for outside directors and the Chairman of the Board and retainers to the chairpersons of each Board Committee at levels that we believe are comparable to the median cash compensation paid to directors of these companies. The cash compensation payable to the Chairman of our Board is approximately equal to or less than the median cash compensation paid to the chairpersons of the boards of directors of the foregoing companies who receive compensation for their role as chairpersons of the board and who are not also serving as the chief executive officers of such companies. We have employed this methodology to set compensation for our non-employee directors for 2019.

Prior to completing our initial public offering in 2007, we made only two stock option grants to our non-employee directors, which vested immediately upon the grant date. Our 2007 Omnibus Incentive Plan (the "2007 Plan) and the 2017 Plan contained an automatic stock grant program for our directors. Each non-employee director first elected to a three-year term prior to March 1, 2012 received an automatic stock grant for 1,800 shares of common stock on the 15th day of the month following each quarter end (the "Automatic Stock Grant Program"). Starting in 2015, each non-employee director first elected prior to March 1, 2012 who was elected to a new three-year term began receiving an automatic stock grant of 1,500 shares on the 15th day of the month following each quarter end after their current term expired and such shares vest over a three-year period, beginning with the first anniversary of the grant date.

14 Ensign Group

During the second quarter of 2017, the Company's shareholders approved the 2017 Plan. The Company retired the 2007 Plan as a result of the approval of the 2017 Plan. Under the terms of the 2017 Plan, each non-employee director receives a quarterly restricted stock grant of 1,500 shares on the 15th day of the month following each quarter end and such shares will vest over a three-year period, beginning with the first anniversary of the grant date. Directors elected to fill less than a three-year term will receive a pro rata stock award. Effective the third quarter of 2019, the shares issuable to non-employee directors automatically granted decreased to 1,125 in connection with the Company’s increasing stock prices. All other terms of the awards remained unchanged.

All unvested restricted stock grants will become fully vested on the date any such non-employee director ceases serving on the Board unless such director is removed for cause. Pursuant to the Automatic Stock Grant Program, Board members receiving stock grants must maintain ownership of a minimum of thirty-three percent (33%) of the cumulative shares granted to him or her. Our Board and Compensation Committee considered the total compensation paid to directors of the peer group companies named above in deciding to award these automatic stock awards. However, our Board and Compensation Committee determined the amount of stock awards based upon what they considered to be an appropriate incentive for board service to our company, and they did not attempt to base this number upon the amount awarded to directors of these other companies. Our Board has also determined that it may be necessary to provide additional incentives to prospective directors in order to recruit talented leaders to serve on the Board.

None of our directors or director nominees has any agreement or arrangement with any third party that relates to compensation or other payment in connection with that person’s candidacy or service as a director of our company.

The following table sets forth a summary of the compensation earned by our non-employee directors and Chairman Emeritus in 2019. Our Chief Executive Officer, who currently serves as a director, does not receive any additional compensation for such service. His compensation is disclosed in the Executive Compensation section of this Proxy Statement.

	Fees	Stock	All Other
	Earned	Awards	Compensation	Total
Name	($)	($)(1)	($)	($)
Roy E. Christensen	100,000	—	—	100,000
John G. Nackel (2)	74,000	250,271	—	324,271
Daren J. Shaw	67,500	250,271	—	317,771
Barry M. Smith	61,000	250,271	—	311,271
Lee A. Daniels	61,500	250,271	—	311,771
Ann S. Blouin	37,250	208,591	—	245,841

(1)This column reflects the total dollar amount to be recognized for financial statement reporting purposes with respect to the fair value of the stock awards granted to each of the directors during the 2019 fiscal year in accordance with Accounting Standard Codification (ASC) 718, Stock Compensation. Compensation expense for stock awards granted to Directors were recognized in full on the date these awards were granted. Awards granted to Dr. Nackel, Dr. Blouin, and Messrs. Shaw, Smith and Daniels vest over a three-year period beginning on the first anniversary of the grant date. The table below outlines the details of the stock awards which were granted to directors during the 2019 fiscal year. The fair value on grant date is reflective of values prior to the impact of the Spin-Off.

Date of Grant	Awards Granted to Each Recipient	Fair Value on Grant Date(a)	Recipients
1/15/2019	1,500	$41.68	Dr. Nackel and Messrs. Smith, Daniels and Shaw
1/15/2019	500	41.68	Dr. Blouin
4/15/2019	1,500	51.78	Drs. Nackel and Blouin and Messrs. Smith, Daniels and Shaw
7/15/2019	1,125	57.39	Drs. Nackel and Blouin and Messrs. Smith, Daniels and Shaw
10/15/2019	1,125	40.46	Drs. Nackel and Blouin and Messrs. Smith, Daniels and Shaw
(a) The restricted stock awards granted from January 1, 2019 through September 30, 2019 represent historical values prior to the impact of the Spin-Off. The awards granted from October 1, 2019 through December 31, 2019 reflect the impact of the Spin-Off Conversion.

(2)Dr. Nackel resigned from our Board effective on January 1, 2020.

Communications with Directors
Shareholders who would like to send communications to our Board, any Board Committee or to any individual director may do so by submitting such communications to the Secretary of the Company, Chad A. Keetch, The Ensign Group, Inc., 29222 Rancho Viejo Road, Suite 127, San Juan Capistrano, California 92675. We suggest, but do not require, that such submissions include the name and contact information of the shareholder making the submission and a description of the matter that is the subject of the communication. Mr. Keetch will then distribute such information to our Board for review. Communications received by the Company may be reviewed by Mr. Keetch to ensure appropriate and careful review of the matter.

15 Ensign Group

Code of Conduct and Ethics

We have adopted a code of ethics and business conduct that applies to all employees, including employees of our subsidiaries, as well as each member of our Board. The code of ethics and business conduct is available on our website at www.investor.ensigngroup.net/corporate-governance.

We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address specified above.

SUSTAINABILITY

We are committed to supporting a sustainable future through our business practices. For Ensign, sustainability means caring about the environmental and social impacts of our operations.

Environmental Sustainability

We understand the importance of addressing environmental sustainability and have undertaken initiatives to responsibly manage our overall environmental footprint. Most recently, we have focused on three areas to drive improvements: energy consumption, water use and waste.

We have made, and will continue to make various capital investments with these three initiatives in mind. We continue to implement energy conservation measures throughout our locations such as light-emitting diode (LED) lighting retrofits, heating, ventilation, and air conditioning (HVAC) upgrades, roofing improvements, and changes in community maintenance. In similar ways, our water initiatives, including smart controls, leak detection and repair, and behavioral changes, demonstrate our continued efforts to reduce water use. We are continuing our efforts to divert waste generated in our operations through effective recycling and waste reduction measures. Additionally, we partner with our vendors to purchase products and services that help our operations reduce their impact on the environment.

Social Sustainability

We aim to have an enduring impact on the communities in which we live and work by embodying our Company's core values. Elevate Charities is a non-profit organization that is dedicated to elevating the condition and quality of life for members and participants of the senior healthcare community - employees, caregivers, family members, patients and residents. Elevate Charities has three unique funds: Heritage Fund, Heritage Scholarship Fund and the Emergency Fund.

The Emergency Fund is a way of passing the hat to help those co-workers whose lives are affected by tragedy. This program is funded for Company team members by the Company team members. All Company team members can contribute to the fund either through a one-time donation or by recurring payroll deduction. When in need of financial help due to financial hardships such as fire, hurricane, illness, accidents or other crisis, Company team members can apply to receive financial assistance. To date, the Emergency Fund program has distributed over $6.5 million to Company co-workers in need.

The Heritage Fund and the Heritage Scholarship Fund engage in a mission to enhance the quality of life for seniors in our communities through caring service, fulfilling essential needs and providing education to caregivers. The Heritage Fund helps the caregiver identify specific and practical ways to meet the needs of those under their care. This can help provide a better life, improved experience and greater satisfaction for our aging population. The financial support provided by the Heritage Fund benefits seniors directly. Without this financial support, some seniors would not be able to receive the essential assistance they need. The Heritage Fund bridges the gap between what the healthcare system currently provides and the basic needs of individuals. The fund can provide hearing aids, glasses, dentures, walkers, and other therapies that are not covered under Medicare or Medicaid. In addition, the Heritage Scholarship Fund helps qualified clinical professionals who may not be able to afford to advance in the field of long-term care. Through grants and scholarships, the fund helps these qualified professionals gain the education needed to advance in the field of senior-focused healthcare. The Heritage Scholarship Fund can facilitate larger access, helping more caregivers and healthcare professionals have the information they need. For those who have a passion for senior-focused healthcare and are interested in progressing in their career, the fund can provide the resources needed.

While we believe we have a good foundation, we are continuing to work in creating a more impactful approach to our sustainability strategy. We know that a focus on sustainability has a positive effect on our communities, employees, caregivers, family members, patients and residents.

16 Ensign Group

AUDIT MATTERS

Proposal 2:
Approval of Independent Registered Public Accounting Firm

Recommendation of the Board:	FOR	✓

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. As a matter of good corporate governance, we are asking the shareholders to ratify the selection of Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for the year ending December 31, 2020. The affirmative vote of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote will be required to ratify the selection of Deloitte.

Shareholders are not required to ratify the appointment of Deloitte as our independent registered public accounting firm. If shareholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain Deloitte. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by Deloitte for the years ended December 31, 2019 and 2018:

Type of fee	Description	2019	2018

Audit Fees	For the audits of the Company’s annual financial statements and internal controls over financial reporting, and reviews of the Company’s quarterly financial statements, as well as fees incurred in connection with the preparation and filing of registration statements with the SEC.	$1,123,000	$1,057,000
Audit Related Fees	Consists of fees billed for services that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported above under the caption "Audit Fees". In 2019, these fees included services related to the audit of our discontinued operations associated with the Spin-Off.	1,749,000	—
Tax Fees	For tax compliance, tax advice and tax planning services.	—	110,000
All Other Fees	For subscription fees paid to Deloitte for use of accounting research tools.	2,600	2,600
Total		$2,874,600	$1,169,600

 Pre-Approval Policies

Our Audit Committee approved all audit, audit-related, tax and other fees for services performed by our independent registered public accounting firm during the years presented. The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. The Audit and Non-Audit Services Pre-Approval Policy provides for general pre-approval for a specified range of fees for certain categories of routine services to be provided during a given calendar year. This general pre-approval is automatically renewed at the beginning of each calendar year, unless otherwise determined by the Audit Committee. If the cost of any proposed service exceeds the amount for which general pre-approval has been established, specific pre-approval by the Audit Committee is required. Specific pre-approval of services is considered at the regular meetings of the Audit Committee. The policy delegates authority to the Chair of the Audit Committee to grant specific pre-approval between regularly scheduled Audit Committee meetings for audit and non-audit services not to exceed $200,000 and other services not to exceed $100,000. The Audit and Non-Audit Services Pre-Approval Policy also establishes a list of prohibited non-audit services. In making all of its pre-approval determinations, the Audit Committee considers, among other things, whether such services are consistent with the rules promulgated by the Public Company Accounting Oversight Board (the "PCAOB") and the SEC regarding auditor independence, whether the independent auditor is best positioned to provide the most effective and efficient service, and whether the service might enhance the Company's ability to manage and control risk or improve audit quality. These and other factors are considered as a whole and no one factor is necessarily determinative.

17 Ensign Group

Audit Committee Report

Our Audit Committee has:

•Reviewed and discussed with our management the audited consolidated financial statements as well as the establishment and maintenance of internal controls over financial reporting.
•Discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
•Received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence.
•Considered whether the provision of non-audit services provided to us by our independent registered public accounting firm is compatible with maintaining its independence and has discussed with the auditors such auditors' independence.
Based on the review and discussions above, our Audit Committee recommended to our Board that the audited financial statements for the Company's year ended December 31, 2019 be included in our Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 5, 2020.

Submitted by Members of the Audit Committee:
•Daren J. Shaw (Chair)
•Lee A. Daniels
•Swati B. Abbott

18 Ensign Group

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis provides information regarding our executive compensation objectives and principles, procedures, practices and decisions, and is provided to help give perspective to the numbers and narratives that follow in the tables in this section. This discussion will focus on our objectives, principles, practices and decisions with regards to the compensation of Christopher R. Christensen, Suzanne D. Snapper, Barry R. Port, Chad A. Keetch and Spencer W. Burton (our "Named Executive Officers").

Say on Pay

At our 2019 Annual Meeting of Shareholders, we submitted our executive compensation program to a vote, on an advisory basis, of our shareholders and received the support of approximately 85.3% of the shares of common stock present and eligible to vote. The Compensation Committee considered the results of this shareholder advisory vote as one of many factors in structuring its compensation practices in 2019. We pay careful attention to any feedback we received from our shareholders regarding our executive compensation, including the say on pay vote. Given the support for the advisory vote on 2018 executive compensation, the Compensation Committee determined the fundamental characteristics of the program should remain intact for 2019.

In consideration of the shareholder vote at our 2019 Annual Meeting of Shareholders, the Board has determined that the Company will hold an advisory vote on executive compensation every year in connection with its annual meeting of shareholders.
 Compensation Policy and Objectives
We believe that compensation paid to our executive officers should be closely aligned with our performance and the performance of each individual executive officer on both a short-term and a long-term basis, based upon the value each executive officer provides to our company, and designed to assist us in attracting and retaining the best possible executive talent, which we believe is critical to our long-term success. Because we believe that compensation should be structured to ensure that a significant portion of compensation earned by executives will be directly related to factors that directly and indirectly influence shareholder value, the “at risk” compensation of our executive officers generally constitutes a large portion of their total compensation potential. In addition, commensurate with our belief that those of our employees who act like owners should have the opportunity to become owners, many of our executive officers have a significant level of stock ownership, which we believe aligns the incentives of the executive officers with the priorities of our shareholders. To that end, it is the view of our Board and Compensation Committee that the total compensation program for executive officers should consist of the following:

•Base salary;

•Annual and other short-term cash bonuses;

•Long-term incentive compensation; and

•Certain other benefits.
The Compensation Committee believes that our executive compensation program has been appropriately designed to provide a level of incentives that do not encourage our Named Executive Officers to take unnecessary risks in managing their respective functions. As discussed above, a substantial portion of our Named Executive Officers' compensation is performance-based, consistent with our approach to executive compensation. Our annual incentive compensation program is designed to reward annual financial and/or strategic performance in areas considered critical to our short- and long-term success. In addition, we measure performance on a variety of bonus criteria other than our profit to determine an executive's annual incentive compensation award, such as positive survey results, clinical quality standards, positive patient feedback and feedback from other employees regarding such executives' performance. We believe this discourages risk-taking that focuses excessively on short-term profits at the sacrifice of our long-term health. Likewise, our long-term equity incentive awards are directly aligned with long-term shareholder interests through their link to our stock price and multi-year ratable vesting schedules. In combination, the Compensation Committee believes that the various elements of our executive compensation program sufficiently tie our executives' compensation opportunities to our focus on sustained long-term growth and performance.
The Compensation Committee’s charter enables the Compensation Committee to retain or obtain the advice of a compensation consultant, legal counsel, or other adviser ("Compensation Adviser"). The Compensation Committee is directly responsible for the appointment, compensation, and oversight of any such Compensation Adviser. In establishing our executive compensation packages, the Compensation Committee has historically reviewed compensation packages of executives of companies in the skilled nursing and other related industries based on publicly available information. Our Compensation Committee has the sole authority to retain and terminate the services of a Compensation Adviser who reports to the Compensation Committee. Most
19 Ensign Group

recently, our Compensation Committee engaged Willis Towers Watson ("Willis Towers"), a national consulting firm, to assist in the development and validation of our executive compensation and incentive programs in 2016. As part of the study, Willis Towers also conducted a peer group analysis and benchmarking assessment on director and executive compensation. The results of this consultation, in combination with the Compensation Committee’s own research and analysis, were a part of the process the Compensation Committee undertook in determining the executive compensation and incentive programs for 2016 (including the grants of equity incentive awards for our executives and directors). We used the same guideline developed and validated by Willis Towers to establish our incentive program for 2017, 2018 and 2019.
The Compensation Committee may select, or receive advice from, a Compensation Adviser only after taking into consideration the following factors: (i) the provision of other services to the Company by the person that employs the Compensation Adviser, legal counsel or other adviser; (ii) the amount of fees received from the Company by the person that employs the Compensation Adviser, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the Compensation Adviser, legal counsel or other adviser; (iii) the policies and procedures of the person that employs the Compensation Adviser, legal counsel or other adviser that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Compensation Adviser, legal counsel or other adviser with a member of the Compensation Committee; (v) any stock of the Company owned by the Compensation Adviser, legal counsel or other adviser; and (vi) any business or personal relationship of the Compensation Adviser, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company. Based on the consideration of the various factors as set forth in the rules promulgated by the SEC, the Compensation Committee does not believe that its relationship with Willis Towers and the work of Willis Towers on behalf of the Compensation Committee has raised any conflict of interest.
Principal Economic Elements of Executive Compensation
Base Salary.   We believe it is important to pay our executives' salaries within a competitive market range in order to attract and retain highly talented executives. Although historically we have not set executive salaries based upon any particular benchmarks, we may from time to time generally review relevant market data to assist us in our compensation decision process. We have historically validated our compensation decisions by comparing the compensation of executives at other public companies in the skilled nursing industry to the compensation of our executives. Our Compensation Committee reviewed the published compensation of the named executive officers of National Healthcare Corporation,Brookdale Senior Living Inc., LTC Properties, Inc. and Genesis Healthcare, Inc. We believe that the base salaries and the total compensation of our executives are on the lower end of base salaries and median total compensation of executives with similar positions at comparable companies. Each of our executive's base salary is generally determined based upon job responsibilities, individual experience and the value the executive provides to our company. The Compensation Committee considered each of these factors in determining the compensation each executive would be paid in 2019. We may elect to change this practice in future years, and periodically in the past, the Compensation Committee has elected to employ a Compensation Adviser to examine our compensation practices. The decision, if any, to materially increase or decrease an executive's base salary in subsequent years will likely be based upon these same factors and others recommended by a Compensation Adviser, if any. Our Compensation Committee makes decisions regarding base salary at the time the executive is hired, and makes decisions regarding any changes to base salary on an annual basis.

Annual Cash Bonuses.  We establish an executive incentive program each year, pursuant to which certain executives may earn annual bonuses based upon our performance under the criteria set forth in our 2017 Plan. Historically, in the first quarter of each year, our Compensation Committee identifies the plan's participants for the year and establishes an objective formula by which the amount, if any, of the plan's bonus pool will be determined. The Compensation Committee also has the discretion to allocate the bonus pool among the individual executives prior to the end of the year and any such early allocation will remain subject to further adjustments upon the final determination of the bonus pool calculations during the first quarter of each succeeding year. This formula is based upon adjusted annual income before provision for income taxes. The bonus pool is also adjusted to include certain clinical and governance performance that can increase or decrease the bonus pool based on the achievement of a pre-established target.

The lowest target in 2019 increased by 9.9% from the lowest target in 2018. Our Compensation Committee established the following formula for the 2019 bonus pool:

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Adjusted Annual Income Before Provision for Income Taxes (EBT) in 2019*	Bonus Pool
For EBT up to $30.0 million	$—
For EBT greater than $30.0 million, but less than $35.0 million	EBT between $30.0 million and $35.0 million * 2.5%
For EBT greater than $35.0 million, but less than $40.0 million	$0.125 million + (amount of EBT between $35.0 million and $40.0 million * 5.0%)
For EBT greater than $40.0 million, but less than $45.0 million	$0.375 million + (amount of EBT between $40.0 million and $45.0 million * 7.5%)
For EBT greater than $45.0 million, but less than $55.0 million	$0.750 million + (amount of EBT between $45.0 million and $55.0 million * 10.0%)
For EBT greater than $55.0 million, but less than $75.0 million	$1.750 million + (amount of EBT between $55.0 million and $75.0 million * 12.5%)
For EBT greater than $75.0 million	$4.250 million + (amount of EBT over $75.0 million * 15.0%)
*The plan was adjusted to reflect the Spin-Off of The Pennant Group, Inc., which was completed on October 1, 2019.

Based on performance, the formula above is adjusted for the following:
(1) if performance declines by 11% or less from prior year levels, then the lowest target boundary will increase by 10%;
(2) if performance declines by more than 10% from prior year levels, then the lowest target boundary will increase by 20%; and
(3) if performance declines by 20% or more, then no incentive will be awarded under the plan.

Historically, in the first quarter of the subsequent year, our Compensation Committee subjectively allocates the bonus pool among the individual executives based upon the recommendations of our Chief Executive Officer and the Compensation Committee's perceptions of each participating executive's contribution to our financial, clinical and governance performance during the preceding year, and value to the organization going forward. The financial measure that our Compensation Committee considers is our adjusted annual income before provision for income taxes. The clinical measures that our Compensation Committee considers include our success in achieving positive survey results, reduced readmission rates, and Centers for Medicare Services' five-star performance for both quality metric and survey results. The governance measures that our Compensation Committee considers include succession planning, culture of the organization, strategic organizational development and development of leadership team throughout the organization. Our Compensation Committee also reviews and considers feedback from other employees regarding each executive's performance. Our Compensation Committee exercises discretion in the allocation of the bonus pool among the individual executives and has, at times, awarded bonuses that, collectively, were less than the bonus pool resulting from the predetermined formula. Based on the adjusted predetermined formula, the bonus pool for 2019 was $17.5 million. Cash incentive performance bonuses for 2019 were allocated to the Named Executive Officers who participated in the executive incentive program as follows: Christopher Christensen, $3,658,133; Barry Port, $3,658,133; Suzanne Snapper, $3,493,724; Chad Keetch, $2,014,043; and Spencer Burton, $1,438,590. Beginning in 2011, we implemented a policy for allocating executive bonus compensation between cash and non-cash compensation, such that if the total executive pool is greater than the then-applicable stated amount in 2019, for every dollar greater than the stated amount, 75.0% of the incentive will be paid in cash and 25.0% will be paid in vested restricted stock awards. As the bonus pool was greater than the stated amount (which was $5.0 million for 2019), restricted stock awards were granted to the participating Named Executive Officers as follows: Christopher Christensen, $791,867; Barry Port, $791,867; Suzanne Snapper, $756,276; Chad Keetch, $435,958; and Spencer W. Burton, $311,410. These bonus stock awards are fully vested and subject to one-year transfer restriction. In addition, $105,000 from the bonus pool among the executives was given to the Service Center employees.
Each year, our Compensation Committee reviews our financial performance goals and may adjust the bonus pool formula at its discretion to better align the amount available for annual executive bonuses with our objectives. Historically, the Compensation Committee has increased the amount of adjusted annual income before provision for income taxes that must be achieved in order to create the same bonus pool as the preceding year in order to increase the difficulty of receiving the same bonus. The allocation of this bonus pool to the participating executives remains discretionary based upon the Compensation Committee's determination of each participating executive's contribution to our annual performance and value to the organization going forward. The 2019 financial performance goals and bonus pool formula have been established by the Compensation Committee consistent with historical practices and guideline validated by Willis Towers to establish our incentive program for 2019. The 2019 plan includes specific governance performance goals, which include clinical performance metrics, succession planning and establishing a capital market strategy. In addition, the Compensation Committee has continued the “clawback” policy previously established, which allows our Board to recover performance-based compensation paid to our executives under our executive incentive plan in certain circumstances where there has been a restatement of the Company's financial results or where subsequent events diminish the performance metrics, including clinical results, upon which the prior incentive payments were based.

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Long-Term Incentive Compensation.  We believe that long-term performance is achieved through an ownership culture. Accordingly, we encourage long-term performance by our executives and other key personnel throughout the organization through the use of stock-based awards. We have adopted equity incentive plans that permit the grant of stock, stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based awards. Historically, we have generally issued stock options and restricted stock under these plans.

In order to preserve the link between the interests of executives and other key personnel and those of shareholders, we generally grant stock options to those executives and others who have performed at a high level and have demonstrated qualities of an ownership culture. Our executives who have significant levels of stock ownership are not permitted to hedge the economic risk of such ownership. We intend to continue to provide long-term awards through the granting of stock-based awards. The individuals receiving these awards will be required to hold them for one year from the end of the calendar year in which they are earned. The ownership and restriction on the restricted stock awards will not terminate upon separation of the individual from the Company.

Except with respect to grants to our directors and other stock grants issued pursuant to the executive incentive plan, the stock options and restricted stock awards that we grant generally vest as to 20% of the shares of common stock underlying the option or restricted stock award on each anniversary of the grant date. If a recipient’s employment with us terminates, then the restricted stock that remains unvested as of the date of the termination of the recipient’s employment will be forfeited without compensation. Until vested, the restricted stock may not be transferred, and vested shares shall be subject to our insider trading policy. Stock options generally have a maximum term of ten years. The grant date of our stock options and restricted stock awards is generally the date our Board or Compensation Committee meets to approve such stock option grants or restricted stock awards. Our Board or Compensation Committee historically has approved stock-based awards at regularly scheduled meetings. Our Board and Compensation Committee intend to continue this practice of approving the majority of stock-based awards at regularly scheduled meetings on a quarterly basis, unless earlier approval is required for a new-hire inducement or position change grant; regardless of whether or not our Board or Compensation Committee knows material non-public information on such date. The exercise price of our stock options is the fair market value of our common stock on the date of grant as determined by the closing price of our common stock on the NASDAQ Stock Market on the date of grant. Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares of common stock underlying the option, including voting rights and the right to receive dividends or dividend equivalents. However, the recipients of restricted stock will have the right to vote and to receive any dividends or other distributions paid with respect to their shares of restricted stock, whether vested or unvested.

Mr. Christopher Christensen and Mr. Barry Port has made recommendations to our Compensation Committee and Board regarding the amount of stock options and other compensation to grant to our other executives based upon his assessment of their performance, and may continue to do so in the future. Our executive officers, however, do not have any role in determining the timing of our stock option grants.

Although we do not have any formal policy for determining the amount of stock-based awards or the timing of our stock-based awards, we have historically granted stock options or restricted stock to high-performing employees in recognition of their individual achievements and contributions to our company, and in anticipation of their future service and achievements. We may in the future introduce a more formal plan.

Other Compensation.  Our executives are eligible to receive the same benefits that are available to all employees, including the premiums paid to provide life insurance equal to each executive's annual salary and the premiums to provide accidental death and dismemberment insurance. For 2019, Christopher Christensen, Barry Port and Spencer Burton received automobile allowances of $15,900, $11,000 and $10,800, respectively. In addition, Christopher Christensen, Barry Port and Chad Keetch received third-party tax service payments of $4,250, $3,040 and $3,005, respectively.

Non-Qualified Deferred Compensation. The Company implemented non-qualified deferred compensation plan (the DCP) that was effective in 2019 for our executives. The DCP allows participating executives to defer up to 100% of their eligible bonuses. Additionally, the plan allows for the employee deferrals to be deposited into a rabbi trust and the funds are generally invested in individual variable life insurance contracts owned by us that are specifically designed to informally fund savings plans of this nature. This plan was expanded to the executives and other highly compensation employees on January 1, 2020 to allow the deferral of a portion of their base compensation.

Hedging Transactions

Forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, the Company discourages all directors, officers or employees that hold the Company's shares from engaging in such transactions. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Board.

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Tax Treatment of Compensation

Prior to 2018, Internal Revenue Code of 1986, as amended (the "Code") Section 162(m) limited the amount that we could deduct for income tax purposes with respect to annual compensation paid to our principal executive officer and to each of our three most highly compensated officers (other than our principal financial officer) to $1.0 million per person, unless certain exemption requirements were met. Exemptions to this deductibility limit may be made for various forms of performance-based compensation.  As a result, among other factors, we did intend that stock options granted under our 2017 Plan would qualify as performance-based compensation under Section 162(m) of the Code and therefore were exempt from the $1.0 million limit. However, the Compensation Committee believes that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of us and our shareholders. For example, the Compensation Committee may approve compensation, such as discretionary cash bonuses or time-vesting restricted stock awards, that will not meet the Section 162(m) requirements in order to, among other things, enable competitive levels of total compensation of our Named Executive Officers.

The tax reform legislation signed into law on December 22, 2017 made the following changes to Code Section 162(m), which became effective on January 1, 2018: (1) the annual $1.0 million compensation deduction limit will apply to any individual who served as the chief executive officer or chief financial officer at any time during the taxable year and the three other most highly compensated officers (other than the Chief Executive Officer and Chief Financial Officer) for the taxable year; (2) once an individual becomes a covered employee subject to Code Section 162(m) for any taxable year beginning after December 31, 2016, that individual will remain a covered employee for all future years, including after termination of employment or even death; and (3) the exemption under Code Section 162(m) for qualified performance-based compensation and commissions will be eliminated (other than with respect to payments made pursuant to certain "grandfathered" arrangements entered into prior to November 2, 2017), so that all compensation paid to a covered employee in excess of $1.0 million will be nondeductible, including post-termination and post-death payments, severance, deferred compensation and payments from nonqualified plans.

Due to the tax reform legislation, and in particular the repeal of Code Section 162(m) performance-based compensation exemption, compensation that is paid from bonus plans, equity compensation awards and other incentive compensation arrangements will now likely count against the Code Section 162(m) annual $1.0 million limit and therefore it is likely that compensation paid to covered employees which exceeds $1.0 million in a given year will not be tax deductible.

Given our changing industry and business, as well as the competitive market for outstanding executives, the Compensation Committee believes that it is important to retain the flexibility to design compensation programs consistent with its overall executive compensation philosophy even if some executive compensation is not fully deductible. While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance.

Equity Instrument Denominated in the Shares of a Subsidiary

As an extension of our belief that long-term performance is achieved through an ownership culture, we implemented the 2016 Omnibus Incentive Plan (the “Cornerstone Plan”) for Cornerstone Healthcare, Inc., a subsidiary of Ensign and the holding company of various subsidiaries that own and operate home health and hospice agencies.

Prior to the Spin-Off, the Cornerstone Plan provided for the grant of stock options, restricted stock and other stock awards to eligible participants under the Cornerstone Plan. The grant dates of these awards were generally the date of our Annual Shareholder Meeting when our Board or Compensation Committee meets to approve such stock option grants or restricted stock awards. Such timing was intended so that the Board or Compensation Committee could approve the awards pursuant to the Cornerstone Plan once per year on the date of our annual meeting of shareholders, regardless of whether our Board or Compensation Committee knew material non-public information on such date. The exercise price of Cornerstone stock options was the fair market value of Cornerstone common stock on the date of grant, as determined by a third-party valuation firm.

The Cornerstone Plan was created in order to preserve the relationship between the interests of the Company and Cornerstone, as well as the interests of our executives, key personnel and our shareholders. Cornerstone has granted certain of our executives restricted stock awards pursuant to the Cornerstone Plan. Our executives are not permitted to hedge the economic risk of such ownership. The individuals receiving awards pursuant to the Cornerstone Plan will be required to hold such awards for one year from the end of the calendar year in which such awards are earned. Ownership of, and any restrictions on, the restricted stock awards will not terminate upon separation of the individual from the Company. These restricted stock awards vest annually over a five-year period, and the first tranche of vesting began on May 26, 2017. There were no restricted stock awards granted in 2017, 2018 or 2019 to the Named Executive Officers under the Cornerstone Plan.

The Compensation Committee of the Board had full administrative authority of the Cornerstone Plan prior to the Spin-Off, which became effective on October 1, 2019. The Cornerstone Plan previously authorized the issuance of 6,258,709 shares of Cornerstone's common stock. Effective upon the Spin-Off, all Cornerstone shares under the Cornerstone Plan were converted to Pennant shares. Effective upon and following the Spin-Off, Pennant's board of directors holds full administrative authority over the Cornerstone Plan.
23 Ensign Group

The following table shows the value of the grants and the vesting schedules for each participating Named Executive Officer prior to the Spin-Off. Effective upon the Spin-Off, all Cornerstone shares under the Cornerstone Plan were converted to Pennant shares.

Named Executive Officer	Grant Date	Vesting Date	Value
Christopher Christensen	5/26/2016		$32,880
		5/26/2017	7,776
		5/26/2018	10,560
		5/26/2019	23,472
Barry Port	5/26/2016		2,740
		5/26/2017	648
		5/26/2018	880
		5/26/2019	1,956
Suzanne Snapper	5/26/2016		13,700
		5/26/2017	3,240
		5/26/2018	4,400
		5/26/2019	9,780
Chad Keetch	5/26/2016		5,480
		5/26/2017	1,296
		5/26/2018	1,760
		5/26/2019	3,912

EXECUTIVE OFFICERS

Below is biographical information for each of our current executive officers as of March 31, 2020, other than Messrs. Christopher R. Christensen and Barry R. Port (whom biographical information is shown under "Ensign's Board of Directors"). Each executive officer serves at the discretion of the Board and the Chief Executive Officer.

Suzanne D. Snapper	AGE	Position Held Since
Chief Financial Officer and Executive Vice President	46	August 2009

Ms. Snapper is responsible for the Company's accounting, finance, information technology, tax, internal controls, managed care, treasury and finance risk management functions. She has served as our Chief Financial Officer since August 2009 and previously served as our Vice President of Finance since joining Ensign in 2007. As Vice President of Finance, Ms. Snapper played a key role in taking the Company public in 2007. She also oversaw the implementation of our internal controls over financial reporting. Prior to joining the Company, she worked from 1996 to April 2007 as an accountant with KPMG LLP, where her practice included providing audit services for public companies in the technology, transportation and quick serve restaurant industries. Ms. Snapper is a certified public accountant.

24 Ensign Group

Chad A. Keetch	AGE	Position Held Since
Chief Investment Officer, Executive Vice President and Secretary	42	June 2014

Mr. Keetch is responsible for our acquisitions, real estate matters, capital market transactions, investor relations, and new ventures. Mr. Keetch also serves as our Secretary and is responsible for assisting our Board and management with various governance matters. He was appointed as our Executive Vice President and Secretary on June 1, 2014. Prior to 2014, he served as our Vice President of Acquisitions and Business Legal Affairs and Assistant Secretary, where he was responsible for our acquisitions, real estate matters, securities transactions and investor relations. Prior to joining the Company, Mr. Keetch was an attorney at Stoel Rives LLP from September 2008 to March 2010 and Kirkland & Ellis LLP from September 2005 through September 2008, where his practice emphasized mergers and acquisitions, leveraged buyouts, capital markets transactions and corporate governance issues.

Spencer W. Burton	AGE	Position Held Since
President and Chief Operating Officer, Ensign Services, Inc.	41	May 2019

Mr. Burton is responsible for providing consulting services and overseeing our organization's ongoing skilled nursing operations. He has served as the President and Chief Operating Officer of our wholly-owned subsidiary, Ensign Services, Inc., which provides consulting and management services to our skilled nursing and assisted living operations, since May 2019. He previously served as the President of our subsidiary, Pennant Healthcare, Inc., which supervised the operations of facilities in the Northwest, since October 2013. As President of Pennant Healthcare and as an operator since 2006, Mr. Burton has successfully operated skilled nursing and senior living facilities, developed leaders and directed the Company's growth efforts across several states.

PAY RATIO DISCLOSURE

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), the SEC adopted a rule requiring U.S. publicly-traded companies to disclose the ratio of the annual total compensation of their principal executive officer ("PEO") to that of their median employee. This disclosure is required to be included in this Proxy Statement and requires that our median employee be selected from all employees, including full-time and part-time employees.

Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, apply certain exclusions, and make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported. While it is common practice in our industry to outsource non-patient functions such as dietary, housekeeping and laundry, it is our company's practice to keep these functions in-house. Approximately 55% of our total employees consists of dietary aids, housekeepers, cooks, nursing assistants and maintenance staffs. In particular, it is important to bear in mind that we employ approximately 30,400 employees in Arizona, California, Colorado, Idaho, Iowa, Kansas, Massachusetts, Nebraska, Nevada, South Carolina, Texas, Utah, Washington and Wisconsin as of December 31, 2019, which will impact the comparability of our PEO pay ratio.

While performing our 2019 pay ratio analysis, we determined that our previously identified median employee was no longer employed by us as of December 31, 2019, so we concluded that we should re-identify a new median employee using the calculation set forth below. The calculation uses the same methodologies, material assumptions, adjustments and estimates as we used in our pay ratio disclosure for 2018.

We calculated our pay ratio in accordance with the Dodd-Frank Act and Item 402(u) of Regulation S-K promulgated by the SEC, to arrive at a reasonable estimate. Our total employee population as of December 31, 2019 was 22,191, which included all full- and part-time employees and excluded employees on leaves of absence, on-call workers and the workforce at operations that we acquired in 2019. Our on-call employees are not regularly scheduled employees, but rather are only scheduled on an as-needed basis. We have approximately 5,200 employees (approximately 17% of our total workforce) that are on-call. We had approximately 3,000 employees across the operations that we acquired in 2019 (approximately 10% of our total workforce).

We identified our median employee by using total 2019 compensation for all individuals, excluding our PEO, who were employed by us on December 31, 2019. In the case of salaried employees, we annualized the salary of those who joined the Company during 2019. For hourly employees that joined the Company in 2019, we annualized the number of weeks worked to determine a 52-week equivalent compensation. We acknowledge that this may not be representative of the actual hours the employees may
25 Ensign Group

work during the year and may represent less than or more than the actual wages these individuals may earn during the year. To identify the employee with the median total annual compensation, as well as to determine the annual total compensation of the median employee, we adopted a variety of methodologies, applied certain exclusions, and made estimates based on our payroll and employment records, in a manner consistent with SEC rules. We used taxable wages for the full 2019 calendar year to identify the median employee. Using this methodology, we determined that our median employee was a part-time, hourly staff member with total compensation of $33,380. This total compensation figure reflects employment on a part-time hourly basis, for which the number of hours can range between one and 31 hours per week, and does not include the potential bonus that full-time, salaried employees are eligible to receive. The figure also is not necessarily representative of the compensation of other post-acute employees or of our overall compensation practices. The wages of part-time employees cannot be translated into a full time salary for the calculation of the CEO Pay Ratio in accordance with Regulation S-K promulgated by the SEC.

The Company’s PEO is our Chief Executive Officer, Mr. Port. Mr. Port has been our Chief Executive Officer since May 2019. Mr. Christensen was our Chief Executive Officer from January 2019 to May 2019. As such, we allocated their total compensation based on the respective amount of time each held the Chief Executive Officer position in 2019. Based on an annual total compensation of our median employee for 2019 of $33,380, and annual allocated total compensation for our two Chief Executive Officers in 2019 as reported in the “Total” column of our Summary Compensation Table included in this Proxy Statement of $6,119,684, the ratio of our Chief Executive Officers annual total compensation to our median employee’s annual total compensation was computed to be 183 to 1.

The SEC's rules requiring pay ratio disclosure allow companies to exercise a significant amount of flexibility in determining the median employee and does not mandate that each public company use the same method. In addition, our compensation philosophy reflects fair pay based on a person's role in the Company, a subjective determination of the market value of that person's job and that person's performance in that position. As a result, the annual total compensation of our median employee is unique to that person and is not a good indicator of the annual total compensation of any of our other employees and is not comparable to the annual total compensation of employees at other companies. Similarly, we would not expect that the ratio of the annual total compensation of our Chief Executive Officer to our median employee to be a number that can be compared to the ratio determined by other companies in any meaningful fashion.

26 Ensign Group

Compensation Committee Report

Our Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed the Compensation Discussion and Analysis with our management. Based on such review and discussions with management, the Compensation Committee recommended to our Board that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Submitted by Members of the Compensation Committee:
•Lee A. Daniels (Chair)
•Daren J. Shaw
•Barry M. Smith

27 Ensign Group

EXECUTIVE COMPENSATION

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2019 by our Named Executive Officers. For a discussion of the compensation of our directors, see “Director Compensation”.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Option Awards($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)

Christopher R. Christensen	2019	522,892	383,166	1,719,859	3,658,133	27,662	(4)	6,311,712
Co-Founder, Executive Chairman	2018	505,198	—	2,521,548	2,667,852	35,261		5,729,859
and Chairman of Board (Since May 2019)	2017	490,483	96,756	59,001	1,164,999	27,421		1,838,660

Barry R. Port	2019	368,962	306,533	1,634,259	3,658,133	14,634	(5)	5,982,521
Chief Executive Officer (since May 2019)	2018	356,477	—	1,752,454	2,112,766	14,742		4,236,439
	2017	346,094	51,603	108,428	963,220	17,360		1,486,705

Suzanne D. Snapper	2019	347,782	287,374	1,677,269	3,493,724	4,228	(6)	5,810,377
Chief Financial Officer	2018	336,014	—	1,914,244	2,059,056	4,100		4,313,414
and Executive Vice President	2017	326,227	45,153	96,041	866,151	3,828		1,337,400

Chad A. Keetch	2019	320,770	191,583	1,149,950	2,014,043	3,018	(7)	3,679,364
Chief Investment Officer	2018	309,915	—	1,486,699	1,442,086	2,788		3,241,488
and Executive Vice President and Secretary	2017	300,889	45,153	87,260	692,395	3,377		1,129,074

Spencer W. Burton, President and Chief Operating Officer, Ensign Services, Inc. (Since May 2019)	2019	292,500	287,374	932,399	1,438,590	14,270	(8)	2,965,133

(1)The annual amounts shown are the amounts of total compensation cost which will be recognized over the five-year vesting period related to options to purchase common stock which were granted during fiscal years 2019, 2018 and 2017, as a result of the adoption of ASC 718. These amounts disregard the estimated forfeiture rate which is considered when recognizing the ASC 718 expense in the consolidated financial statements. These awards are not immediately exercisable and vest over five years. For a discussion of valuation and forfeiture assumptions, see Note 16 in our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Options awards prior to September 30, 2019 represent historical values prior to the impact of the Spin-Off.
(2)The annual amounts shown are the amounts of compensation cost which will be recognized over the five-year vesting period related to restricted stock awards which were granted during fiscal years 2019, 2018 and 2017, as a result of the adoption of ASC 718. These amounts disregard the estimated forfeiture rate which is considered when recognizing the ASC 718 expense in the consolidated financial statements. For a discussion of valuation and forfeiture assumptions, see Note 16 in our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. In addition, a portion of the bonuses paid under the 2019 executive incentive plan to Christopher Christensen, Barry Port, Suzanne Snapper, Chad Keetch and Spencer Burton of $791,867, $791,867, $756,276, $435,958 and $311,410, respectively. In 2018, bonuses were paid to Christopher Christensen, Barry Port, Suzanne Snapper and Chad Keetch of $1,057,148, $837,204, $815,944 and $571,449, respectively, and 2017 of $59,001, $48,780, $43,849 and $35,068, respectively, was in the form of fully vested stock awards. See further discussion under the heading "Compensation Discussion and Analysis--Principal Economic Elements of Executive Compensation." Including in the stock awards total is the 2019 LTI Plan that provides certain employees of the Company and Pennant who assisted in the consummation of the Spin-Off were granted shares of restricted stock upon the successful completion of the Spin-Off. Christopher Christensen, Barry Port, Suzanne Snapper, Chad Keetch and Spencer Burton received Pennant stock awards for the amount of $499,992, $4992,992, $599,993, $499,992 and $299,989, respectively. The stock awards from January 1, 2019 through September 30, 2019 represents historical values prior to the impact of the Spin-Off, and awards from October 1, 2019 through December 31, 2019 reflect the impact of the Spin-Off Conversion.
(3)The amounts shown in this column constitute the cash bonuses made to certain Named Executive Officers. Christopher Christensen, Suzanne Snapper, Barry Port and Chad Keetch participated in our executive incentive program. These awards are discussed in further detail under the heading "Compensation Discussion and Analysis--Principal Economic Elements of Executive Compensation."
(4)Consists of term life insurance and accidental death and dismemberment insurance payments of $1,262, a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $6,250, third-party tax service payments of $4,250 and a car allowance of $15,900.
(5)Consists of term life insurance and accidental death and dismemberment insurance payments of $594, third-party tax service payments of $3,040 and a car allowance of $11,000.
(6)Consists of term life insurance and accidental death and dismemberment insurance payments of $533 and a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $3,695.
(7)Consists of term life and accidental death and dismemberment insurance payments of $13 and third-party tax service payments of $3,005.
(8)Consists of term life and accidental death and dismemberment insurance payments of $245, a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $3,225, and a car allowance of $10,800.

28 Ensign Group

Grants of Plan-Based Awards
The following table sets forth information regarding grants of plan-based awards made to our Named Executive Officers during 2019.

		All Other Stock Awards: Number of Shares or Stock Units (#)		All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Options and Stock Awards ($)

Name	Grant Date

Christopher R. Christensen	3/4/2019	20,884	(1)	—	—	1,057,148	(5)
	5/30/2019	8,000		23,597	45.34	811,126	(4)

Barry R. Port	3/4/2019	16,539	(1)	—	—	837,204	(5)
	5/30/2019	6,400		18,877	45.34	648,891	(4)

Suzanne D. Snapper	3/4/2019	16,119	(1)	—	—	815,944	(5)
	5/31/2018	6,000		17,697	45.34	608,332	(4)

Chad A. Keetch	3/4/2019	11,289	(1)	—	—	571,449	(5)
	5/30/2019	4,000		11,798	45.34	405,555	(4)

Spencer W. Burton	5/30/2019	6,000		17,697	45.34	608,332	(4)

(1)Represents the number of shares of our common stock awarded in lieu of a cash bonus payable under our executive incentive plan in 2019. These shares were fully vested on the grant date.
(2)The number of options for the option awards that are shown are reflective of the Spin-Off Conversion.
(3)The exercise price for the option awards that are shown are reflective of the Spin-Off Conversion.
(4)Within the total, the options amounts shown are the aggregate fair value of the stock option awards which were granted under our 2017 Plan in fiscal year 2019, which will be recognized over a five-year vesting period, as a result of adoption of ASC 718. The fair value of options was calculated using the fair value reflective of the Spin-Off Conversion. These amounts disregard the estimated forfeiture rate which is considered when recognizing the ASC 718 expense in the consolidated financial statements. These awards are not immediately exercisable and vest over five years. For a discussion of valuation and forfeiture assumptions, see Note 16 in our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. In addition, the stock awards prior to September 30, 2019 represents historical values prior to the impact of the Spin-Off.
(5)The fair value of stock awards represents the value of the awards on the grant prior to the impact of the Spin-Off.

Outstanding Equity Awards at Fiscal Year-End
The following table lists the outstanding equity incentive awards held by our Named Executive Officers as of December 31, 2019.
29 Ensign Group

	Option Awards								Stock Awards
	Grant	Number of Options Awards Granted		Number of Options Awards	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Un- exercisable	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Number of Shares or Units of Stock That Have Vested
Name	Date	(3)		Vested	(#)(1)	(#)(1)	($)(3)	Date	(#)	($)(2)	(#)

Christopher R.	5/29/2014	151,386	(4)	151,386	90,832	—	10.89	5/29/2024	—	—	—
Christensen	7/30/2015	10,618		8,494	8,494	2,124	21.39	7/30/2025	720	32,666	2,880
	8/31/2016	5,899		3,539	3,539	2,360	15.93	8/31/2026	800	36,296	1,200
	5/25/2017	17,697		7,079	7,079	10,618	15.80	5/25/2027	—	—	—
	5/31/2018	—		—	—	—	—	—	32,000	1,451,840	8,000
	5/30/2019	23,597		—	—	23,597	45.34	47,268	8,000	362,960	—

Barry R.	3/14/2013	108,133		108,133	108,133	—	7.59	3/14/2023	—	—	—
Port	7/30/2015	10,618		8,494	8,494	2,124	21.39	7/30/2025	720	32,666	2,880
	8/31/2016	5,899		3,539	3,539	2,360	15.93	8/31/2026	800	36,296	1,200
	5/25/2017	9,438		3,775	3,775	5,663	15.80	5/25/2027	1,920	87,110	1,280
	5/31/2018	—		—	—	—	—	—	20,000	907,400	5,000
	5/30/2019	18,877		—	—	18,877	45.34	5/30/2029	6,400	290,368	—

Suzanne D.	10/27/2011	10,812		10,812	10,812	—	5.44	10/27/2021	—	—	—
Snapper	10/31/2012	8,650		8,650	8,650	—	6.75	10/31/2022	—	—	—
	6/12/2013	10,812		10,812	10,812	—	8.26	6/12/2023	—	—	—
	8/1/2013	10,812		10,812	10,812	—	8.98	8/1/2023	—	—	—
	10/29/2013	4,325		4,325	4,325	—	9.74	10/29/2023	—	—	—
	5/29/2014	173,013	(4)	173,013	173,013	—	10.89	5/29/2024	—	—	—
	7/30/2015	10,618		8,494	8,494	2,124	21.39	7/30/2025	720	32,666	2,880
	8/31/2016	8,258		4,955	4,955	3,303	15.93	8/31/2026	1,120	50,814	1,680
	5/25/2017	8,258		3,303	3,303	4,955	15.80	5/25/2027	1,680	76,222	1,120
	5/31/2018	—		—	—	—	—	—	24,000	1,088,880	6,000
	5/30/2019	17,697		—	—	17,697	45.34	5/30/2029	6,000	272,220	—

Chad A.	2/8/2012	21,626		21,626	4,325	—	6.26	2/8/2022	—	—	—
Keetch	7/26/2012	21,626		21,626	4,325	—	6.66	7/26/2022	—	—	—
	10/31/2012	8,650		8,650	1,732	—	6.75	10/31/2022	—	—	—
	6/12/2013	10,812		10,812	4,326	—	8.26	6/12/2023	—	—	—
	10/29/2013	4,325		4,325	640	—	9.74	10/29/2023	—	—	—
	5/29/2014	108,133	(4)	108,133	36,263	—	10.89	5/29/2024	—	—	—
	7/30/2015	10,618		8,494	8,494	2,124	21.39	7/30/2025	720	32,666	2,880
	8/31/2016	8,258		4,955	4,955	3,303	15.93	8/31/2026	1,120	50,814	1,680
	5/25/2017	8,258		3,303	3,303	4,955	15.80	5/25/2027	1,680	76,222	1,120
	5/31/2018	—		—	—	—	—		20,000	907,400	5,000
	5/30/2019	11,798			—	11,798	45.34	5/30/2029	4,000	181,480	—

Spencer W.	2/7/2014	10,812		10,812	10,812	—	8.94	2/7/2024	—	—	—
Burton	10/30/2014	5,899		5,899	5,899	—	16.05	10/30/2024	—	—	—
	2/4/2015	5,899		4,719	4,719	1,180	18.47	2/4/2025	400	18,148	1,600
	7/30/2015	10,618		8,494	8,494	2,124	21.39	7/30/2025	720	32,666	2,880
	5/26/2016	5,899		3,539	3,539	2,360	16.60	5/26/2026	800	36,296	1,200
	8/31/2016	5,899		3,539	3,539	2,360	15.93	8/31/2026	800	36,296	1,200
	5/25/2017	4,719		1,887	1,887	2,832	15.80	5/25/2027	960	43,555	640
	5/31/2018	9,438		1,887	1,887	7,551	31.03	5/31/2028	2,560	116,147	640
	2/16/2018	4,719		943	943	3,776	22.49	2/16/2028	1,280	58,074	320
	5/30/2019	17,697		—	—	17,697	45.34	5/30/2029	6,000	272,220	—

(1)Options vest in equal annual installments (20% each year) over a five-year term on the anniversary of the date of grant with the exercised portion of partially exercised options vesting prior to the unexercised portion of such options.
(2)The market value of these shares at December 31, 2019 was $45.37, which is reflective of the impact of the Spin-Off.
(3)Effective with the Spin-Off, the holders of our stock options on the record date for the Spin-Off received stock options consistent with a conversion ratio that was necessary to maintain the pre-Spin-Off intrinsic value of the options. In order to preserve the aggregate intrinsic value of our stock options held by such persons, the exercise prices and number of options outstanding of such awards were adjusted by using the proportion of the CareTrust and Pennant when-issued closing stock price to the total Company closing stock price on the distribution date for the Spin-Off.
(4)These were stock option awards granted as part of the special bonus related to the spin-off of the real estate company in 2014.

30 Ensign Group

Option Exercises and Stock Vested

The following table provides information for our Named Executive Officers about options that were exercised and restricted stock that vested in 2019.

	Option Awards		Stock Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value Realized on vesting (#)(2)

Name

Christopher R. Christensen	—	—	30,004	1,546,058

Barry R. Port	—	—	23,299	1,201,604

Suzanne D. Snapper	15,177	2,454,020	23,959	1,236,981

Chad A. Keetch	—	—	18,129	939,226

Spencer W. Burton	2,748	130,068	3,600	188,162

(1)The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price of our common stock. The market price is the closing price of our common stock on the date of exercise. Options exercised prior to September 30, 2019 represent historical values prior to the impact of the Spin-Off.
(2)The value realized on the vesting of restricted stock awards is equal to the number of shares vested multiplied by the market price of our common stock. The market price is the closing price of our common stock on the vesting date. The restricted stock awards that vested from January 1, 2019 through September 30, 2019 represent historical values prior to the impact of the Spin-Off. The awards that vested from October 1, 2019 through December 31, 2019 reflect the impact of the Spin-Off Conversion.

Change-in-Control and Severance Disclosure

We have not entered into any arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our Named Executive Officers, changes in their compensation or a change in control. However, the administrator of our equity incentive plans has the authority to accelerate the vesting of options and restricted stock, in certain circumstances, subject to the terms of the plans.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of Messrs. Lee A. Daniels, Daren J. Shaw and Barry M. Smith. None of the members of our Compensation Committee at any time has been one of our officers or employees. None of our executive officers currently serves, or during 2019 has served, as a member of the Board or Compensation Committee of any entity that has one or more executive officers on our Board or Compensation Committee.

EQUITY COMPENSATION PLAN INFORMATION

During the second quarter of 2017, we retired our 2001 Stock Option, Deferred Stock and Restricted Stock Plan, our 2005 Stock Incentive Plan and our 2007 Plan (such that no further grants would be made under such plans) as a result of the approval and adoption of the 2017 Plan. The following table provides information about equity awards under all of our equity compensation plans as of December 31, 2019:
31 Ensign Group

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)

Equity compensation for the 2007 Plan approved by security holders	2,668,627	$12.48	—	(1)
Equity compensation for the 2017 Plan approved by security holders	1,759,589	33.56	4,408,728	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	4,428,216	$20.85	4,408,728

(1)The 2007 Plan was retired during the second quarter of 2017.
(2)Represents the number of shares that remained available for issuance under the 2017 Plan as of December 31, 2019. As of April 3, 2020, 3,997,527 shares remained available for issuance under the 2017 Plan.
(3)The weighted average exercise price is reflective of the impact of the Spin-Off.

Proposal 3:
Advisory Vote on Named Executive Officer Compensation

Recommendation of the Board:	FOR	✓
The Dodd-Frank Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

For example:

•We discourage excessive risk-taking by our employees by establishing compensation policies and programs that balance short-term incentives with long-term growth.
•Annual and short-term cash bonuses are based on multiple performance metrics that are consistent with our long-term goals. In particular, annual bonuses are based on the achievement of certain financial performance goals tied to our overall performance and individual performance goals such as positive survey results, high clinical quality standards, governance, other compliance requirements, positive patient feedback and feedback from other employees. We believe that this balanced approach discourages risk-taking that focuses excessively on short-term profits at the sacrifice of our long-term health.
•Management or the Compensation Committee, as applicable, generally has discretion to adjust annual incentive compensation upward or downward for quality of performance and other factors other than our financial performance. The Compensation Committee can award bonuses that are less than the bonus amount resulting from the predetermined formula it establishes as a result of not achieving our goals regarding clinical performance and, governance objectives, and allocate such award bonuses it to other members of management.
•Our long-term equity incentive awards are designed to directly align the interests of our employees with long-term shareholder interests. We encourage long-term performance by our executives and employees at every level in the organization through the use of stock-based awards with multi-year vesting schedules. We believe that long-term performance is achieved through an ownership culture and that equity incentive awards reward performance without incentivizing inappropriate risk-taking. Beginning in 2011, we implemented a policy for allocating executive bonus compensation between cash and non-cash compensation. Under this policy, if the total executive pool is greater than the then-applicable stated amount, for every dollar greater than the stated amount, a portion of the incentive will be paid in cash and half will be paid in fully vested restricted stock awards.
32 Ensign Group

•Our Compensation Committee has adopted a “clawback” policy that allows our Board to recover performance-based compensation paid to our executives and the presidents of our subsidiaries in certain circumstances where there has been a restatement of our financial results or where subsequent events diminish the performance metrics, including clinical results, upon which the prior incentive payments were based.
•Our Compensation Committee adopted specific governance performance goals, which include succession-planning and establishing a team made up of members of the Board and management with the goal of creating a strategy for the Board that emulates the culture of the organization.
•We periodically benchmark our compensation programs and overall compensation structure to be consistent with companies in the skilled nursing industry.
•Our Compensation Committee oversees our compensation policies and practices and is responsible for reviewing and approving compensation of our executive officers.

The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee.

We are currently conducting this advisory vote, commonly known as a "say-on-pay" vote, every year.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2019 Summary Compensation Table and the other related tables and disclosure.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to beneficial ownership of our common stock as of March 31, 2020 for (i) each director and nominee, (ii) each holder of 5.0% or greater of our common stock, (iii) our Named Executive Officers, and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares subject to options that are exercisable within 60 days following March 31, 2020 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based on 53,665,746 shares of common stock outstanding as of March 31, 2020. Except as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.
33 Ensign Group

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Class

Named Executive Officers And Directors:
Christopher R. Christensen(2)	1,552,439	2.9%
Barry R. Port(3)	296,939	*
Suzanne D. Snapper(4)	483,355	*
Chad A. Keetch(5)	151,542	*
Spencer W. Burton(6)	74,729	*
Roy E. Christensen(7)	933,912	1.7%
Daren J. Shaw(8)	67,001	*
Lee A. Daniels(9)	52,727	*
Barry M. Smith	24,375	*
Ann S. Blouin	5,375	*
All Executive Officers and Directors as a Group (10 Persons)(10)	3,642,394	6.8%
Five Percent Shareholders:
Blackrock, Inc.(12)	7,745,580	14.4%
The Vanguard Group(13)	6,006,249	11.2%
Wasatch Advisors, Inc.(14)	5,585,805	10.4%
T. Rowe Price Associates, Inc.(15)	2,638,736	4.9%

* Indicates Less than 1%
(1)Includes shares of restricted stock that have vested for the Named Executive Officers. All restricted stock awards granted to the Board are treated as outstanding as all unvested restricted stock grants will become fully vested on the date any such non-employee director ceases serving on the Board unless such director is removed for cause. Restricted stock may not be disposed of until vested and is subject to repurchase by us upon termination of service to us. We do not treat restricted stock awards as outstanding until such shares have vested, except for the Board.
(2)Represents 1,255,090 shares held by Hobble Creek Investments, LLC, of which Christopher Christensen is the sole member, 170,805 shares held by Mr. Christensen directly, stock options to purchase 118,202 shares of common stock that are currently exercisable by Mr. Christensen or exercisable within 60 days after March 31, 2020, 4,342 shares held by Mr. Christensen's spouse, and 4,000 shares held by Mr. Christensen's former spouse as custodian for their minor children under the California Uniform Transfers to Minors Act. Mr. Christensen's former spouse holds voting and investment power over the shares held for their children.
(3)Represents 72,586 shares held by the Barry and Michelle Port Trust dated January 12, 2011, 94,749 shares held by Mr. Port directly and includes stock options to purchase 129,604 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2020.
(4)Represents 59,015 shares held by the Eric and Suzanne Snapper Family Trust, 186,673 shares held by Ms. Snapper directly and includes stock options to purchase 237,667 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2020.
(5)Represents 79,168 shares held by Mr. Keetch directly and includes stock options to purchase 72,374 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2020.
(6)Represents 25,223 shares held by Mr. Burton directly and includes stock options to purchase 49,506 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2020.
(7)Represents 933,912 shares held by the Christensen Family Trust dated August 17, 1992. Mr. Christensen and his spouse share voting and investment power over the Christensen Family Trust.
(8)Includes stock options to purchase 21,626 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2020.
(9)Includes stock options to purchase 10,812 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2020.
(10)Includes stock options to purchase an aggregate of 639,791 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2020.
(11)Represents beneficial ownership as of December 31, 2019 as reported on Schedule 13G/A filed by Blackrock, Inc. on February 4, 2020, which indicates that Blackrock, Inc. has sole voting power with respect to 7,627,732 shares of common stock and sole dispositive power with respect to 7,745,580 shares of common stock. The business address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.
(12)Represents beneficial ownership as of December 31, 2019 as reported on Schedule 13G/A filed by The Vanguard Group on February 11, 2020, which indicates that The Vanguard Group has sole voting power with respect to 106,683 shares of common stock, shared voting power of 9,155 shares of common stock, sole dispositive power with respect to 5,897,093 shares of common stock, and shared dispositive power of 109,156 shares of common stock. The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern PA 19355.
(13)Represents beneficial ownership as of December 31, 2019 as reported on Schedule 13G/A filed by Wasatch Advisors, Inc. on April 7, 2020, which indicates that Wasatch Advisors, Inc. has sole voting power and sole dispositive power with respect to 5,585,805 shares of common stock. The business address of Wasatch Advisors, Inc. is 505 Wakara Way, Salt Lake City, Utah 84108.
(14)Represents the beneficial ownership as of December 31, 2019 as reported on Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 14, 2020 wish indicates that T. Rowe Price Associates, Inc. has sole voting power with respect to 750,630 shares of common stock and sole dispositive power with respect to 2,638,736 shares of common stock. The business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Since January 1, 2019, there has not been, nor is there any proposed transaction in which we were or will be a party, involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements and other agreements and transactions which are described in "Executive Compensation" section and the transactions described below.

34 Ensign Group

Family Relationships

Clayton Christensen is the brother of Christopher R. Christensen and the son of Roy E. Christensen. Mr. Clayton Christensen has served as our Chief Human Capital Officer since September 2016. As Chief Human Capital Officer, Mr. Clayton Christensen is responsible for our recruiting and retention programs as well as our training and professional growth program, a key element of our talent-driven management approach. From January 1, 2019 through December 31, 2019, Mr. Clayton Christensen earned a total compensation of $494,821. Total compensation included a bonus of $275,000, which was earned in 2019. On August 26, 2019, we granted Mr. Clayton Christensen 1,200 restricted stock awards with a fair value of $51.43 per share that vests over a five-year period from the grant date for aggregate stock compensation of $61,716. Additionally, we granted him 3,000 options on August 26, 2019. Stock awards prior to September 30, 2019 represent historical values prior to the impact of the Spin-Off.

Indemnification Provisions

We have entered into indemnification agreements with each of our directors, officers and certain key employees. These indemnification agreements, along with our Certificate of Incorporation and Bylaws, require us to indemnify such persons to the fullest extent permitted by Delaware law.

Policies and Procedures for Transactions with Related Persons

Our Audit Committee does and will continue to review potential conflict of interest situations and any future proposed transaction, or series of transactions, with related persons on an ongoing basis, and either approve or disapprove each reviewed transaction or series of related transactions with related persons. On August 14, 2007, we adopted a written policy and set of procedures with respect to related person transactions (the "Related Person Transaction Policy"), which includes specific provisions for the approval of related person transactions. Pursuant to the Related Person Transaction Policy, a "related person transaction" is defined as a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which we and certain enumerated related persons participate, the amount involved exceeds $120,000 and the related person has a direct or indirect material interest therein. Related person transactions include any existing or currently proposed transaction or series of similar transactions for which disclosure under Item 404(a) of SEC Regulation S-K is mandated. The term “related person” under SEC rules means, at the applicable time, (a) any director or executive officer of the Company, (b) any nominee to the Board of Directors, (c) any beneficial owner of more than 5% of Pennant stock, and (d) any immediate family member (as defined by SEC rules) of any of those directors, executive officers, nominees, or beneficial owners. An indirect material interest can arise from a related person’s position or relationship with a firm, corporation, or other entity that engages in a transaction with the Company).

In the event that a related person transaction is identified, such transaction must be reviewed and approved or ratified by our Audit Committee. If it is impracticable for our Audit Committee to review such transaction, pursuant to the policy, the transaction will be reviewed by the Chair of our Audit Committee, whereupon the Chair of our Audit Committee will report to the Audit Committee the approval or disapproval of such transaction.
In reviewing and approving related person transactions, pursuant to the Related Person Transaction Policy, the Audit Committee, or its Chair, shall consider all information that the Audit Committee, or its Chair, believes to be relevant and important to a review of the transaction and shall approve only those related person transactions that are determined to be in, or not inconsistent with, our best interests and that of our shareholders, taking into account all available relevant facts and circumstances available to the Audit Committee or its Chair. Pursuant to the Related Person Transaction Policy, these facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. Pursuant to the Related Person Transaction Policy, no member of the Audit Committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.
In accordance with the Related Person Transaction Policy, the Audit Committee has reviewed and approved the compensation payable to Clayton Christensen. For additional information see “Certain Relationships and Related Party Transactions – Family Relationships” above.
There has been no transaction since January 1, 2019 that is required to be reported under Item 404(a) but that did not require review and approval or ratification under the Related Person Transaction Policy or for which the Related Person Transaction Policy was not followed.

35 Ensign Group

SHAREHOLDER PROPOSALS
Shareholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our Bylaws. Shareholder proposals that are intended to be presented at our 2021 Annual Meeting of Shareholders and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us no later than December 18, 2020, which is 120 calendar days prior to the anniversary date of the mailing of this Proxy Statement. Shareholders are also advised to review our Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of shareholder proposals and director nominations. Under our current amended and restated bylaws, the deadline for submitting a shareholder proposal or a nomination for director is not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that no annual meeting of shareholders was held in the previous year or the annual meeting of shareholders is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder to be timely must be so received no earlier than the close of business on the 90th day (or February 27, 2021), prior to such annual meeting of shareholders and not later than the close of business on the 60th day prior to such annual meeting of shareholders, or not later than the close of business on the 10th day following the date on which we publicly disclose the date of the annual meeting of shareholders, whichever occurs first.

Shareholder proposals must be in writing and should be addressed to our corporate Secretary, at our principal executive offices at 29222 Rancho Viejo Road, Suite 127, San Juan Capistrano, California 92675. It is recommended that shareholders submitting proposals direct them to our Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chair of the 2020 Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the SEC.

OTHER MATTERS
We do not know of any business, other than as described in this Proxy Statement that should be considered at the 2020 Annual Meeting. If any other matters should properly come before the 2020 Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

To assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided. The signing of a proxy by no means prevents you from attending and voting at the Annual Meeting.

AVAILABLE INFORMATION
We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. The SEC maintains a website that contains our reports, proxies and information statements that we have filed electronically with the SEC at http://www.sec.gov. The information contained on our website, other than this Proxy Statement, is not considered proxy solicitation material and is not incorporated by reference herein.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2019 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WE FILED WITH THE SEC ON FEBRUARY 5, 2020, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO MR. CHAD A. KEETCH, SECRETARY, THE ENSIGN GROUP, INC., 29222 RANCHO VIEJO ROAD, SUITE 127, SAN JUAN CAPISTRANO, CALIFORNIA 92675. THE SHARE OWNERSHIP OF THE SHAREHOLDER SUBMITTING THE SHAREHOLDER PROPOSAL MAY BE OBTAINED BY USING THE CONTACT INFORMATION ABOVE.

36 Ensign Group

PROXY
THE ENSIGN GROUP, INC.
29222 Rancho Viejo Road, Suite 127, San Juan Capistrano, California 92675
ANNUAL MEETING OF SHAREHOLDERS, THURSDAY, MAY 28, 2020
(This Proxy is Solicited on Behalf of the Board of Directors)
The undersigned hereby appoints Barry R. Port and Chad A. Keetch, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of The Ensign Group, Inc. held of record by the undersigned on April 3, 2020 at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 29222 Rancho Viejo Rd Suite 127, San Juan Capistrano, California 92675 at 10:00 a.m. PDT, on Thursday, May 28, 2020 and at any adjournments or postponements thereof. Directions to the facility in order to attend the Annual Meeting may be obtained by calling (949) 487-9500. The undersigned also acknowledges receipt of the Notice of the Annual Meeting of Shareholders, the Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2019 which were furnished with this proxy.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER
MEETING TO BE HELD ON MAY 28, 2020:
THE PROXY STATEMENT AND ANNUAL REPORT TO SECURITY HOLDERS ARE AVAILABLE AT
HTTP://WWW.PROXYVOTE.COM
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the Class I director nominees listed in Proposal 1, and FOR Proposals 2 and 3.

1.ELECTION OF CLASS I DIRECTORS EACH FOR A THREE-YEAR TERM as follows:

NOMINEE: Roy E. Christensen   ☐ FOR  ☐ AGAINST  ☐ ABSTAIN

NOMINEE: Barry M. Smith    ☐ FOR  ☐ AGAINST  ☐ ABSTAIN

NOMINEE: Swati B. Abbott    ☐ FOR  ☐ AGAINST  ☐ ABSTAIN

2.RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020.
☐ FOR  ☐ AGAINST  ☐ ABSTAIN

3.APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION

☐ FOR  ☐ AGAINST  ☐ ABSTAIN

In their discretion, the Proxies are authorized to vote upon all other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof, provided that discretionary voting on such other matters is permitted by applicable rules and regulations.

MARK HERE FOR ADDRESS CHANGE AND INDICATE NEW ADDRESS   ☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING     ☐

Share:

Name:		Acct #:

Address:

Signature

	Signature	Date:

NOTE: This proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the shareholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
BY USING THE ENCLOSED ENVELOPE.